                                                                    EXHIBIT 99.1

                            INFORMATION RELATING TO
                        MIRANT AMERICAS GENERATION, INC.

                          INFORMATION CIRCULAR SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. THEREFORE, YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS INFORMATION CIRCULAR. WE ENCOURAGE YOU TO READ THIS INFORMATION CIRCULAR IN ITS ENTIRETY. IN THIS INFORMATION CIRCULAR, THE WORDS "MIRANT GENERATION," "WE," "OUR," "OURS" AND "US" REFER TO MIRANT AMERICAS GENERATION, INC. "MIRANT" REFERS TO MIRANT CORPORATION AND ITS DIRECT AND INDIRECT SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. IN FEBRUARY 2001, SOUTHERN ENERGY, INC. CHANGED ITS NAME TO MIRANT CORPORATION. ACCORDINGLY, THE NAMES OF ITS SUBSIDIARIES WERE ALSO CHANGED. ALL REFERENCES TO OUR SUBSIDIARIES INCLUDE OUR DIRECT AND INDIRECT SUBSIDIARIES. YOU SHOULD CONSIDER THE ISSUES DISCUSSED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 WHEN EVALUATING THIS INFORMATION CIRCULAR.

                        MIRANT AMERICAS GENERATION, INC.

    We are a leading national independent power provider and an indirect wholly owned subsidiary of Mirant. We own or control approximately 12,500 megawatts
(MW) of electricity generation capacity in the United States, which includes 236 MW under construction.

    We sell most of the output from our generating portfolio in the forward and spot markets through our energy marketing affiliate and the remainder under contracts with that affiliate and third parties. As indicated below, our generating portfolio is diversified across fuel types, power markets and dispatch types.

                                     [LOGO]

(1)Pie chart breakdowns are based on projected operating cash flows (2001-2005)
                          prepared by R.W. Beck, Inc.

    We are also diversified across geographic areas. We operate 79 generating units at 21 plants serving customers located near 10 major metropolitan load centers, giving us access to a wide variety of wholesale customers. The following table summarizes some characteristics of our generating portfolio.

The MW totals shown for our generating facilities in this table and throughout this information circular correspond to the maximum capability of those facilities in the summer months.

                                           NUMBER      PRIMARY LOAD CENTERS/
FACILITIES                     MW         OF UNITS         POWER MARKETS               FUELS
----------                  --------      --------   --------------------------  ------------------
Mirant Mid-Atlantic           5,154          30      Washington, D.C. - PJM      Coal/Gas/Oil
Mirant California             2,962          13      San Francisco - CAISO       Gas/Oil
Mirant New York               1,764          16      New York - New York-ISO     Coal/Gas/Oil/Hydro
Mirant New England            1,232          13      Boston - ISO-New England    Gas/Oil
Mirant Texas (1)                544           3      Dallas/Fort Worth - ERCOT   Gas
State Line Energy               515           2      Chicago - ECAR              Coal
Mirant Wisconsin                309           2      Milwaukee - MAIN            Gas/Oil
                             ------          --
  Total                      12,480          79
                             ======          ==

------------------------

(1) Includes one unit with 236 MW under construction, which is expected to be completed in June 2001.

    Most of the electricity that we generate is marketed by our affiliate Mirant Americas Energy Marketing, LP on our behalf into the spot or forward markets. The balance of the electricity we generate is sold to Mirant Americas Energy Marketing and third parties under long-term contracts. In addition, Mirant Americas Energy Marketing arranges for the supply of substantially all of the fuel used by our generating units and procures required emissions credits. While we are separate and distinct from Mirant Americas Energy Marketing, we are organizationally integrated through Mirant's affiliate structure, and work closely with Mirant Americas Energy Marketing to optimize the value of our portfolio.

    Mirant Americas Energy Marketing engages in the marketing of energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions allowances in North America. Through Mirant Americas Energy Marketing and us, Mirant has successfully integrated energy marketing and risk management with a nationwide portfolio of power generating assets, making Mirant a leading North American energy provider. Mirant Americas Energy Marketing was ranked as the sixth largest North American power marketer for the year 2000 (POWER MARKETS WEEKLY) and the tenth largest North American gas marketer for the year 2000 (GAS DAILY). Mirant Americas Energy Marketing is one of only five companies to be included in the top 10 of both of these rankings.

    We have acquired our generating capacity through competitive auctions or have developed it as greenfield construction projects. We believe that our plants are some of the most favorably located facilities in their respective markets given their proximity to major metropolitan load centers and transmission interconnections. Some of our generating subsidiaries are in the process of seeking permits for developing modern generating units at some of our existing plants (brownfields), and other affiliates are seeking permits or developing such units at undeveloped sites (greenfields) owned or controlled by our affiliates. These units will operate primarily on natural gas (or dual fuel) and will be used to serve average demand (baseload), higher-than-average demand (intermediate) and very high demand (peak). While independent engineering, procurement and construction companies will be utilized at some facilities, our affiliate, Mirant Americas Development, Inc. (Mirant Development), will be responsible for managing most construction projects. Once permits are issued for our subsidiaries' projects, we plan to have the development rights transferred to new subsidiaries of either our operating subsidiaries or our parent, Mirant Americas, Inc. (Mirant Americas). Mirant Americas or its subsidiaries will provide the capital required for the projects in a manner which is non-recourse to us or our operating subsidiaries. We expect to have the right, but not the obligation, to purchase or retain these units, as appropriate, upon completion. We plan to supplement our growth through the acquisition of existing assets in our target markets as profitable opportunities arise.

    The mailing address of our principal executive office is 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803.

                               MIRANT CORPORATION

    Our indirect parent, Mirant, is a global competitive energy company with leading energy marketing and risk management expertise. Mirant has extensive operations in North America, Europe and Asia. Mirant develops, constructs, owns and operates power plants, and sells wholesale electricity, gas and other energy-related commodity products. Mirant owns or controls more than 20,000 MW of electric generating capacity around the world, with approximately 9,000 MW of additional capacity under development. In North America, Mirant also controls access to approximately 3.7 billion cubic feet per day of natural gas production, more than 2.1 billion cubic feet per day of natural gas transportation capacity and approximately 41 billion cubic feet of natural gas storage. We own or control approximately 61% of Mirant's total electric generating capacity in operation.

    Mirant uses its risk management capabilities to optimize the value of its generating and gas assets and offers these risk management services to others. Mirant also owns electric utilities with generation, transmission and distribution capabilities and electricity distribution companies. Mirant's strategy is to expand its business through ownership, leasing or control of additional natural gas and electricity assets to continue its rapid growth. Mirant intends to capitalize on opportunities in markets where Mirant's unique combination of strengths in physical asset management, electricity generation, management of gas assets and energy marketing and risk management services allows it to position the company as a leading provider of energy products and services. According to the McGraw-Hill publication 210 INDEPENDENT POWER
COMPANIES: PROFILES OF INDUSTRY PLAYERS AND PROJECTS, Mirant was ranked as the sixth largest independent power producer in July 2000. Mirant's goal is to have a diversified North American portfolio of owned or controlled generation exceeding 30,000 MW by 2004.

    Mirant was formerly a subsidiary of Southern Company. In October 2000, Mirant closed an initial public offering of 66.7 million shares, or 19.7%, of its common stock. On April 2, 2001, Southern Company distributed the remaining shares of Mirant's common stock to holders of Southern Company's common stock and Mirant ceased being its subsidiary. In April 2001, Mirant was added to the S&P 500 index. For more information on the distribution, see Southern Company's Information Statement filed on Form 8-K with the SEC on March 6, 2001.

                               THE POWER INDUSTRY

    In the United States, the power industry had an estimated end-user market of over $215 billion of electricity sales in 1999, produced by an aggregate base of power generation facilities with a capacity of approximately 734,000 MW. The need for electricity is growing in North America. The North American Electric Reliability Council anticipates that near term electricity demand will grow by 60,500 MW in the period from 2000-2004 (RELIABILITY ASSESSMENT 2000-2009: THE RELIABILITY OF BULK ELECTRIC SYSTEMS IN NORTH AMERICA).

    Historically, the power generation industry has been characterized by electric utility monopolies selling to a franchise customer base. In response to increasing customer demand for access to low-cost electricity and enhanced services, in some states new regulatory initiatives have been and are continuing to be adopted to increase competition in the power industry. As a result of the recent energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving retail deregulation. In deregulating markets, industry trends and regulatory initiatives are transforming existing franchise customer markets, which are characterized by vertically integrated, price-regulated utilities, into markets in which generators compete with each other for their principal customers

(wholesale power suppliers and major end-users) on the basis of price, service quality and other factors. This transformation requires that generators and their principal customers manage the risks associated with producing and delivering energy commodities, thereby creating opportunities to market energy commodities and provide services to manage the risks associated with market price fluctuations of these commodities. We believe that combining our generating capacity with Mirant Americas Energy Marketing's energy marketing, fuel procurement and risk management capabilities will enhance our ability to minimize fuel input costs and maximize the value of our electricity generation.

    We also believe that the increasing demand for electricity and the need to replace older, less efficient power plants will create a need for additional power generating capacity throughout the United States. We believe that these market trends will create opportunities for us to produce and sell energy to customers at competitive rates.

                             ORGANIZATION STRUCTURE

    The chart below depicts the simplified corporate structure of Mirant and its direct and indirect subsidiaries.

                                     [LOGO]

                                  OUR STRATEGY

    Our strategy is to continue to be a leading independent national power provider by maintaining a generation portfolio that is diversified across geographic areas, fuel types, power markets, dispatch types and generating technologies. We plan to continue to sell the bulk of our output in the forward and spot markets through Mirant Americas Energy Marketing and to continue to procure our fuel through Mirant Americas Energy Marketing. We plan to implement our strategy by:

    - maximizing the financial and operational performance of our current investments;

    - capitalizing on opportunities generated by our presence in key markets;

    - minimizing exposure to any single unit or plant by operating numerous geographically diversified units and plants that use proven technologies;

    - combining Mirant Americas Energy Marketing's proven energy marketing and risk management skills with our expertise in operating generating assets;

    - minimizing costs by having Mirant Americas Energy Marketing employ its portfolio fuel procurement procedures to supply fuel for our generating units; and

    - acquiring newly completed or established generating facilities in our target markets.

                             COMPETITIVE ADVANTAGES

    We believe that our primary competitive advantages are as follows:

    - our revenues are derived from a large generating portfolio, consisting of 79 generating units, that is diversified across geographic areas, fuel types, power markets, dispatch types and generating technologies;

    - our assets are strategically located near major load centers and, in some cases, are located in markets in which electricity prices are more likely to be higher due to transmission constraints and shortages of low cost generation;

    - we have substantial experience in the management, operation and optimization of a portfolio of diverse generating assets such as ours; and

    - our affiliate Mirant Americas Energy Marketing markets on our behalf substantially all of our output not sold under contract to third parties and procures on our behalf substantially all of our fuel. Mirant Americas Energy Marketing has expertise in optimizing fuel costs, selling output efficiently and managing price risk for commodities.

                        INDEPENDENT CONSULTANTS REPORTS

    As independent engineer, R.W. Beck, Inc. has prepared an Independent Engineer's Report (Independent Engineer's Report) concerning specific technical, environmental and economic aspects of our electric generating facilities, which is attached as Annex A to this information circular. R.W. Beck, Inc. has also prepared a Supplement to the Independent Engineer's Report, which is available by accessing Mirant's Form 8-K, filed on April 13, 2001.

    As independent market consultant, PA Consulting Group has prepared an Independent Market Expert's Report (Independent Market Expert's Report) that analyzes certain electricity markets within the United States and the economic competitiveness of our electric generating facilities within these markets. The report provides an assessment of the long-term market opportunities, including capacity and energy prices expected to be received by generators in these markets for the years 2001 through 2020. A copy of the report is attached as Annex B to this information circular.

                SUMMARY HISTORICAL AND PROJECTED FINANCIAL DATA

    You should read the following summary historical financial data together with our consolidated financial statements and the related notes and "Selected Historical and Projected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information circular.

    In addition, the summary historical financial data should be read in light of the following:

    - On December 30, 1998, two companies that are now our subsidiaries (collectively referred to as Mirant New England) acquired various power plants with a total capacity of 1,232 MW from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for approximately
      $536 million.

    - On April 16, 1999, subsidiaries of Mirant California, LLC (Mirant California) acquired various generating assets with a total capacity of 2,962 MW from Pacific Gas and Electric Company for approximately
      $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes.

    - On June 30, 1999, three companies that are now our subsidiaries (collectively referred to as Mirant New York) acquired various power plants and related assets with a total generating capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. for approximately $493 million.

    - We were incorporated in May 1999. The transfer of State Line Energy, LLC (State Line Energy), Mirant New England, Mirant California and Mirant New York on August 1, 1999 to us was accounted for as a reorganization under common control in a manner similar to a pooling of interests. Accordingly, our financial statements include the results of these entities since their purchases.

    - On May 8, 2000, the power plants of our subsidiary Mirant Wisconsin, LLC (Mirant Wisconsin) commenced operation with a total capacity of 309 MW.

    - On June 1, 2000, Units 1 and 2 of our subsidiary Mirant Texas, LP (Mirant Texas) commenced operation with a total capacity of 308 MW.

    - On December 19, 2000, Mirant Mid-Atlantic, LLC and its subsidiaries (collectively referred to as Mirant Mid-Atlantic) and affiliates acquired and leased power plants with a total capacity of 5,154 MW from Potomac Electric Company (PEPCO) for $2.7 billion.

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                        ------------------------------
                                                          1998       1999       2000
                                                        --------   --------   --------
                                                                (IN MILLIONS)
INCOME STATEMENT DATA:
  Operating revenues..................................    $ 40       $689      $1,930
  Operating expenses..................................      26        589       1,582
                                                          ----       ----      ------
  Operating income....................................      14        100         348
                                                          ----       ----      ------
Total other expense, net..............................      (3)       (32)        (84)
                                                          ----       ----      ------
  Income before income taxes..........................      11         68         264
    Provision for income taxes........................       5         27         106
                                                          ----       ----      ------

Net Income............................................    $  6       $ 41      $  158
                                                          ====       ====      ======
OTHER OPERATING DATA:
  EBITDA (1)..........................................    $ 17       $157      $  430
                                                          ====       ====      ======
  Ratio of earnings to fixed charges (2)..............     4.7x       2.0x        3.3x
  EBITDA interest coverage ratio (3)..................     5.7x       2.3x        4.3x

                                                         AS OF DECEMBER 31,
                                                        ---------------------
                                                          1999        2000
                                                        ---------   ---------
                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................    $  31       $  83
Fixed assets, net.....................................    1,492       2,698
Total assets..........................................    2,531       6,171
Total debt............................................    1,290       2,395
Stockholder's equity..................................    1,030       2,802

------------------------

(1) EBITDA represents our operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(2) The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of imputed interest within rental expense. The term "earnings" means pretax income from continuing operations PLUS (a) fixed charges and (b) amortization of capitalized interest, MINUS interest capitalized.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

    The projected financial data presented below are based on information and the base case assumptions from the Independent Engineer's Report included in this information circular as Annex A and are subject to the qualifications, limitations and exclusions set forth therein.

                                                      YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------------------------
                                    2001       2002       2003       2004       2005       2010
                                   --------   --------   --------   --------   --------   --------
                                                            (IN MILLIONS)
PROJECTED INCOME STATEMENT DATA:
  Total revenues.................   $3,620     $2,892     $2,633     $2,250     $2,079     $2,478

  Expenses
    Fuel.........................    1,812      1,434      1,271      1,096        933      1,025
    Fixed and variable O&M.......      226        218        217        215        220        250
    Other expenses...............      412        383        378        343        339        384
                                    ------     ------     ------     ------     ------     ------
      Total expenses.............    2,450      2,035      1,866      1,654      1,492      1,659

  Operating cash flow (1)........    1,170        857        767        596        587        819

  Capital expenditures, net......      164        112        150         27          0         69

  Cash flow available for debt
    service, after capital
    expenditures (CAFDS).........   $1,006     $  745     $  617     $  569     $  587     $  750
                                    ======     ======     ======     ======     ======     ======

EBITDA...........................   $1,269     $  931     $  821     $  621     $  607     $  862
                                    ======     ======     ======     ======     ======     ======

  CAFDS interest coverage
    ratio (2)....................      5.7x       3.7x       3.1x       2.7x       2.7x       3.3x
  EBITDA interest coverage
    ratio (3)....................      7.2x       4.7x       4.1x       3.0x       3.0x       4.2x

                                         CAFDS/Interest   EBITDA/Interest
  Five-year average (2001-2005)........       3.5x              4.3x
  Ten-year average (2001-2010).........       3.2x              4.0x
  Twenty-year average (2001-2020)......       3.6x              4.5x

------------------------

(1) Operating cash flow is referred to as net operating revenues in the Independent Engineer's Report.

(2) CAFDS interest coverage ratio equals CAFDS divided by interest expense.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Information Circular Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business," "Our Affiliates" and elsewhere in this information circular include forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

    Forward-looking statements are only statements of intent, belief or expectation. Actual events or results may differ materially from any forward-looking statement as a result of various factors. These factors include:

    - legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry;

    - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

    - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

    - state, federal and other rate regulations in the United States;

    - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

    - political, legal and economic conditions and developments in the United States;

    - financial market conditions and the results of our financing efforts;

    - changes in commodity prices and interest rates;

    - weather and other natural phenomena;

    - our performance of projects undertaken and the success of our efforts to invest in and develop new opportunities;

    - unanticipated developments in the California power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Power Exchange Corporation or California Independent System Operator Corporation; and

    - other factors, including the risks outlined under "Risk Factors."

    We do not make any representation or warranty as to the accuracy or completeness of the expectations expressed in the forward-looking statements, and we do not give any assurance as to future results, events, levels of activity, performance or achievements. We have no obligation and do not undertake any duty to update or revise any forward-looking statement after the date of this information circular, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION CIRCULAR, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS. THE RISKS DESCRIBED IN THIS SECTION ARE THOSE THAT WE CONSIDER TO BE THE MOST SIGNIFICANT. IF ANY OF THESE EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED.

RISKS RELATED TO OUR BUSINESS

WE DEPEND SUBSTANTIALLY ON CASH DIVIDENDS, DISTRIBUTIONS OR OTHER TRANSFERS FROM OUR SUBSIDIARIES, ONE OF WHICH IS SUBJECT TO RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS. IN ADDITION, ANY RIGHT WE HAVE TO RECEIVE AN ASSET OF ANY OF OUR SUBSIDIARIES UPON ANY LIQUIDATION OR REORGANIZATION OF SUCH SUBSIDIARY WILL BE EFFECTIVELY SUBORDINATED TO THE CLAIMS OF SUCH SUBSIDIARY'S CREDITORS.

    Because our operations are conducted primarily by our subsidiaries, our cash flow and our ability to service our indebtedness, including our ability to pay the interest on and principal of our debt when due, are dependent upon cash dividends and distributions or other transfers from our subsidiaries. In December 2000, one of our significant subsidiaries, Mirant Mid-Atlantic, and its affiliates acquired generation assets from PEPCO. Mirant Mid-Atlantic's long-term lease agreements restrict the ability of Mirant Mid-Atlantic to pay dividends, make distributions or otherwise transfer funds to us by imposing certain financial tests and other conditions on such activities.

    We expect that our debt will be our exclusive obligation and not the obligation of any of our subsidiaries and affiliates or Mirant. Our subsidiaries and affiliates and Mirant have no obligation, contingent or otherwise, to pay any amount due pursuant to our debt or to make any funds available for payment of any amount due on our debt, whether by dividends, capital contributions, loans or other payments, and do not guarantee or otherwise support the payment of interest on or principal of our debt.

    Any right we have to receive an asset of any of our subsidiaries upon liquidation or reorganization of such subsidiary (and the consequent right of holders of our debt to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including trade creditors of and holders of debt, if any, issued by such subsidiary). The debt that we intend to issue in the capital markets is not expected to restrict our subsidiaries' right to incur debt or other obligations.

OUR REVENUES AND RESULTS OF OPERATIONS WILL DEPEND IN PART ON MARKET AND COMPETITIVE FORCES THAT ARE BEYOND OUR CONTROL.

    We sell capacity, energy and ancillary services from our generating facilities into competitive power markets or on a bilateral contract basis through power sales agreements with Mirant Americas Energy Marketing. See "Our Business--Operations." The market for wholesale electric energy and energy services is largely deregulated. We are not guaranteed any rate of return on our capital investments through mandated rates. Our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for energy, capacity and ancillary services. These market prices may fluctuate substantially over relatively short periods of time. Among the factors that will influence these prices, all of which are beyond our control, are:

    - prevailing market prices for fuel oil, coal and natural gas;

    - the extent of additional supplies of electric energy and energy services from our current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than our generating facilities;

    - the extended operation of nuclear generating plants beyond their presently expected dates of decommissioning;

    - prevailing regulations by the Federal Energy Regulatory Commission (FERC) that affect our markets and regulations governing the independent system operators (ISOs) that oversee these markets, including any price limitations and other mechanisms to address some of the volatility or illiquidity in these markets;

    - weather conditions; and

    - changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.

    All of these factors could have an adverse impact on our revenues and results of operations.

CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER AND DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, RESULTING IN FINANCIAL PERFORMANCE BELOW OUR EXPECTATIONS.

    Our generation business is subject to changes in power prices and fuel costs that may impact our financial results and financial position by increasing the cost of producing power and decreasing the amount we receive from the sale of power. In addition, actual power prices and fuel costs may differ from those assumed in the financial projections. As a result, our financial results may not meet our expectations.

WE ARE RESPONSIBLE FOR PRICE RISK MANAGEMENT ACTIVITIES CONDUCTED BY MIRANT AMERICAS ENERGY MARKETING FOR OUR FACILITIES.

    Mirant Americas Energy Marketing engages in price risk management activities related to our sales of electricity and purchases of fuel and we receive the revenues and incur the costs from these activities. Mirant Americas Energy Marketing may use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity, coal and natural gas prices, and we bear the gains and losses from these activities. We cannot assure you that these strategies will be successful in managing our pricing risks, or that they will not result in net losses to us as a result of future volatility in electricity and fuel markets.

    Commodity price variability results from many factors, including:

    - weather;

    - illiquid markets;

    - transmission or transportation inefficiencies;

    - availability of competitively priced alternative energy sources;

    - demand for energy commodities;

    - natural gas, crude oil and coal production;

    - natural disasters, wars, embargoes and other catastrophic events; and

    - federal, state and foreign energy and environmental regulation and legislation.

    Furthermore, the risk management procedures we have in place may not always be followed or may not always operate as planned. As a result of these and other factors, we cannot predict with precision the impact that these risk management decisions may have on our businesses, operating results or financial position.

OPERATION OF OUR GENERATING FACILITIES INVOLVES RISKS, SOME OF WHICH MAY AFFECT OUR ABILITY TO PAY OUR DEBT.

    The operation of our generating facilities involves various operating risks, including the output and efficiency levels at which those generating facilities perform, interruptions in fuel supply, disruptions in the delivery of electricity, breakdown or failure of equipment (whether due to age or otherwise) or processes, shortages of equipment or spare parts, labor disputes, operator error, curtailment of operations due to transmission constraints, restrictions on emissions or catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences affecting power generating facilities.

    In addition, although most of our facilities had a significant operating history at the time we acquired them, we have a limited history of owning and operating these acquired facilities and operational issues may arise as a result of our lack of familiarity with issues specific to a particular facility or component thereof or change in operating characteristics resulting from regulation. A decrease or elimination of revenues generated by our facilities or an increase in the costs of operating our facilities could decrease or eliminate funds available to us to make payments on our debt or our other obligations.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

    The projected operating results in the Independent Engineer's Report depend on our ability to implement our business plan and assume, among other things, that our baseload generating assets will be dispatched most of the time and that we can maintain the availability of our generating assets in accordance with projected levels, which in most cases are above historical levels. We are relying on Mirant Americas Energy Marketing to sell a significant portion of our output at market prices. We sell the balance of our output to Mirant Americas Energy Marketing and to third parties through a combination of spot sales and bilateral contracts. We cannot assure you that Mirant Americas Energy Marketing will be successful in marketing our output in accordance with our business plan. Moreover, even a successful implementation of our business plan may produce results that are less favorable than indicated by the projected operating results. The ultimate mix of spot and bilateral term contracts we achieve may result in sales of energy by us at prices lower than those projected to be available in spot markets going forward.

OUR FUTURE ACCESS TO CAPITAL COULD BE LIMITED.

    We will need to make substantial expenditures in the future to, among other things, maintain the performance of our generating facilities and comply with environmental laws and regulations. Our direct and indirect parent companies are not obligated to provide, and may decide not to provide, any funds to us in the future. Our only other sources of funding will be internally generated cash flow from our operations and proceeds from the issuance of securities or the incurrence of additional indebtedness, including additional series of notes and working capital indebtedness, in the future. We may not be successful in obtaining sufficient additional capital in the future to enable us to fund all our future capital expenditures and other requirements.

OUR ACTIVITIES ARE RESTRICTED BY SUBSTANTIAL INDEBTEDNESS. IF WE DEFAULT ON ANY OF THIS INDEBTEDNESS, IT MAY BE ACCELERATED AND WE MAY BE UNABLE TO SERVICE IT. ACCELERATION OF SOME OF OUR DEBT MAY CAUSE OTHER LENDERS TO ACCELERATE OTHER DEBT OBLIGATIONS.

    We have incurred substantial indebtedness on a consolidated basis to finance our business. As of December 31, 2000, our total consolidated indebtedness was $2,395 million and our stockholder's equity was $2,802 million. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our operating subsidiaries.

    Our level of indebtedness has important consequences, including:

    - limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes;

    - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt;

    - increasing our vulnerability to general adverse economic and industry conditions; and

    - limiting our ability to capitalize on business opportunities and to react to competitive pressures and changes in government regulation.

    In addition, some of our existing debt agreements contain restrictive covenants that, among other things, can prohibit or limit our ability to:

    - incur indebtedness;

    - make prepayments of indebtedness in whole or in part;

    - pay dividends; and

    - create liens.

    If we are unable to comply with the terms of our debt agreements, we may be required to refinance all or a portion of our debt or to obtain additional financing. We may be unable to refinance our debt or obtain additional financing because of our level of debt at that time and the debt incurrence restrictions under our debt agreements. We may be forced to default on our debt obligations, including our debt that we intend to issue in the capital markets, if cash flow is insufficient and refinancing or additional financing is unavailable. If we default under the terms of our indebtedness, the relevant debt holders may accelerate the maturity of our obligations, which could cause cross-defaults or cross-acceleration under our other obligations.

    Furthermore, subject to the indenture, we may incur additional debt. Certain types of this permitted indebtedness may rank equally with our debt that we intend to issue in the capital markets.

IF MIRANT AMERICAS ENERGY MARKETING DOES NOT RENEW AGREEMENTS TO MARKET OUR POWER AND PROVIDE US SERVICES THAT ARE REQUIRED FOR OUR OPERATIONS, WE MAY NOT BE ABLE TO REPLACE THOSE SERVICES ON AS FAVORABLE TERMS.

    Mirant Americas Energy Marketing's contracts with our subsidiaries to purchase capacity, energy and ancillary services from our generating facilities and to provide fuel, fuel transportation, risk management and energy marketing are scheduled to expire at the end of 2001, 2003 and 2005. Mirant Americas Energy Marketing is not obligated to renew these contracts. Services of the type provided under the contracts with Mirant Americas Energy Marketing are required for our operations. If these contracts are terminated, we may not be able to replace them on terms that are as favorable to us.

MIRANT MAY CEASE TO BE OUR ULTIMATE PARENT.

    There are no legal or contractual requirements that Mirant continue to own a direct or indirect controlling interest in us or any of its subsidiaries that provide services to us, such as Mirant Americas Energy Marketing and Mirant Development. If Mirant ceases to own a controlling interest in us or any of such other subsidiaries, the business arrangements between Mirant or its affiliates and us may change in a manner adversely affecting our results of operations or financial condition. A new controlling entity may not have the managerial, financial and technological resources of Mirant.

MIRANT CONTROLS US AND ITS INTERESTS MAY COME INTO CONFLICT WITH YOURS.

    We are an indirect wholly owned subsidiary of Mirant, and as such, Mirant controls us. In circumstances involving a conflict of interest between Mirant as our indirect equity owner, on the one hand, and our creditors, on the other hand, we cannot assure you that Mirant would not exercise its power to control us in a manner that would benefit Mirant to the detriment of our creditors.

WE ARE EXPOSED TO CREDIT RISK FROM THIRD PARTIES UNDER CONTRACTS AND IN MARKET TRANSACTIONS.

    The financial performance of our generating facilities that have power supply agreements is dependent on the continued performance by customers of their obligations under these agreements and, in particular, on the credit quality of the facilities' customers. Our operations are exposed to the risk that counterparties that owe money as a result of market transactions will not perform their obligations. For example, we are currently owed significant past due revenues from the California Power Exchange (PX) and the California ISO (CAISO) as a result of the failure of Pacific Gas and Electric Company (PG&E) and Southern California Edison (SCE) to perform their obligations to the PX and CAISO. On April 6, 2001, PG&E filed a voluntary petition under Chapter 11 of the Bankruptcy Code. A facility's financial results may be materially adversely affected if any one customer fails to fulfill its contractual obligations and we are unable to find other customers to produce the same level of profitability. As a result of the failure of a major customer to meet its contractual obligations, we may be unable to repay obligations under our debt agreements.

RISKS RELATED TO OUR INDUSTRY

OUR OPERATIONS AND ACTIVITIES ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION AND PERMITTING REQUIREMENTS AND COULD BE ADVERSELY AFFECTED BY OUR FUTURE INABILITY TO COMPLY WITH ENVIRONMENTAL LAWS AND REQUIREMENTS OR CHANGES IN ENVIRONMENTAL LAWS AND REQUIREMENTS.

    Our business is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with conditions established by our operating permits. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may also be exposed to compliance risks from new projects, as well as from plants we have acquired. Although we have budgeted for significant expenditures to comply with these requirements, we may incur significant additional costs if actual expenditures are greater than budgeted amounts. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. The scope and extent of new environmental regulations, including their effect on our operations, is unclear; however, our business, operations and financial condition could be adversely affected by this trend.

    We may not be able to obtain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with any required environmental regulatory approvals, the operation of our generating facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. We are generally responsible for all on-site environmental liabilities. Unless our contracts with customers expressly permit us to pass through increased costs attributable to new statutes, rules and regulations, we may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect our profitability.

OUR BUSINESS IS SUBJECT TO COMPLEX GOVERNMENT REGULATIONS AND CHANGES IN THESE REGULATIONS OR IN THEIR IMPLEMENTATION MAY AFFECT THE RATES WE ARE ABLE TO CHARGE, THE COSTS OF OPERATING OUR FACILITIES OR OUR ABILITY TO OPERATE OUR FACILITIES, ANY OF WHICH MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

    All of our generation operations are exempt wholesale generators that sell electricity exclusively into the wholesale markets. Generally, our exempt wholesale generators are subject to regulation by the FERC regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority exercised by the FERC, although the FERC has the authority to impose "cost of service" rate regulation if it determines that market pricing is not in the public interest. The FERC and the ISOs also may impose pricing caps on bids to provide wholesale energy that may affect our revenues. Any reduction by the FERC of the rates we may receive for our generation activities may adversely affect our results of operations. For example, our California subsidiaries and other affiliates of ours are involved in proceedings as a result of the effort to deregulate the electricity markets in California. These proceedings include disputes over our reliability-must-run agreements, the CAISO and PX price caps and our competitive practices. See "Business--Operations" and "--Legal Proceedings."

    To conduct our business, we must obtain licenses, permits and approvals for our plants. We cannot assure you that we will be able to obtain and comply with all necessary licenses, permits and approvals. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

THE ENERGY INDUSTRY IS RAPIDLY CHANGING AND WE MAY NOT BE SUCCESSFUL IN RESPONDING TO THESE CHANGES.

    We may not be able to respond in a timely or effective manner to the many changes in the energy industry. These changes may include reduced regulation of the electric utility industry in some markets, increased regulation of the electric utility industry in other markets and increasing competition in most markets. To the extent competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the profitability of our business may come under increasing downward pressure. Industry deregulation may not only continue to fuel the current trend toward consolidation in the utility industry, but may also encourage the separation of vertically integrated utilities into independent generation, transmission and distribution businesses. As a result, additional significant competitors could become active in our industry and we may not be able to maintain our revenues and earnings in this competitive marketplace or to acquire or develop new assets to pursue our growth strategy.

    Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access for independent power producers and electricity consumers to electric utilities' transmission and distribution systems. Industry restructuring in regions where we have substantial operations could affect our operations in a manner that is difficult to predict, because the effects will depend on the form and timing of the restructuring. Access to transmission and distribution systems is essential to permit entry into markets by us and our competitors. In addition, effective entry involves substantial investment in fixed assets, such as building power plants. If a region's power transmission infrastructure is inadequate, our recovery of costs and profits may be limited, and the imposition of restrictive price regulation may reduce incentive to invest in expansion of transmission infrastructures. In addition, regulations to which we are subject may change in other ways that we cannot predict. The structure of these energy regulations has been in the past, and may be in the future, the subject of various challenges and restructuring proposals by utilities and other industry participants.

    We are not subject to the Public Utility Holding Company Act (PUHCA), and we believe that as long as our domestic power plants qualify as either exempt wholesale generators or as qualifying facilities under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and we and our affiliates do not otherwise acquire public utility assets or securities of public utility companies, we will not be subject to PUHCA. We do not currently intend to take actions that would cause us to become subject to regulation under PUHCA.

    The United States Congress is considering legislation that would repeal PURPA entirely, or at least eliminate the obligation of utilities to purchase power from qualifying facilities. Various bills have also proposed repeal of PUHCA. In the event of a PUHCA repeal, competition from independent power generators and from utilities with generation, transmission and distribution assets would likely increase. Repeal of PURPA or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.

    The FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on a common carrier basis and not be bundled with commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, there is the potential that fair and equal access to transmission systems will not be available, and we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

    We cannot predict whether the federal government or state legislatures will adopt legislation relating to the deregulation of the energy industry. Furthermore, due to the current energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving retail deregulation. In California and elsewhere there has been recent increased support for a return to some form of regulation as well as changes in other laws including a recent proposal in California for a "windfall profits tax."

    We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition.

CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

    A basic premise of our business is that generating power at central plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternate methods of electricity production to levels that are equal to or below that of most central station electric production.

                                USE OF PROCEEDS

    The net proceeds that we expect to receive from debt that we intend to issue in the capital markets in the near future will be used to repay a loan of $1,150 million drawn against a credit facility which is scheduled to mature on October 2, 2002, with an interest rate that was approximately 7.8% at December 31, 2000. The borrowings under the credit facility were used to repay intercompany debt to Mirant relating to the acquisitions of Mirant New England, Mirant California and Mirant New York. Any remaining proceeds from such debt issuances will be used for financing costs and general corporate purposes, including settlement of interest rate hedges entered into in connection with such debt issuances.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2000. Our capitalization is presented on an actual basis, and on an as adjusted basis to reflect the application of the net proceeds of debt that we intend to issue in the capital markets in the near future. You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Historical and Projected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information circular.

                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................   $   83      $
                                                               ======      ======
Short-term debt.............................................      945
Long-term debt..............................................    1,450
                                                               ------
  Total debt................................................    2,395
Stockholder's equity........................................    2,802
                                                               ------      ------
    Total capitalization....................................   $5,197      $
                                                               ======      ======

                SELECTED HISTORICAL AND PROJECTED FINANCIAL DATA

    The selected historical financial information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this information circular. Our selected historical income statement data for the years ended December 31, 1999 and 2000 and our selected historical balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. The selected historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had Mirant operated as a separate, stand-alone entity during the periods presented.

    In addition, the selected historical financial information should be read in light of the following:

    - On December 30, 1998, Mirant New England acquired various power plants with a total capacity of 1,232 MW from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for approximately $536 million.

    - On April 16, 1999, subsidiaries of Mirant California acquired various generating assets with a total capacity of 2,962 MW from PG&E for approximately $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes.

    - On June 30, 1999, Mirant New York acquired various power plants and related assets with a total generating capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. for approximately $493 million.

    - We were incorporated in May 1999. The transfer of State Line Energy, Mirant New England, Mirant California and Mirant New York on August 1, 1999 to us was accounted for as a reorganization under common control in a manner similar to a pooling of interests. Accordingly, our financial statements include the results of these entities since their purchases.

    - On May 8, 2000, the power plants of our subsidiary Mirant Wisconsin commenced operation with a total capacity of 309 MW.

    - On June 1, 2000, Units 1 and 2 of our subsidiary Mirant Texas commenced operations with a total capacity of 308 MW.

    - On December 19, 2000, Mirant Mid-Atlantic and its affiliates acquired and leased power plants with a total capacity of 5,154 MW from PEPCO for $2.7 billion.

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenue...........................................   $   40     $  689     $1,930
Operating expenses
  Cost of fuel, electricity and other products..............        5        357      1,005
  Maintenance...............................................        3         35         68
  Depreciation and amortization.............................        3         57         82
  Selling, general, and administrative......................       11         70        289
  Taxes other than income taxes.............................        4         35         68
  Other.....................................................       --         35         70
                                                               ------     ------     ------
Total operating expenses....................................       26        589      1,582
                                                               ------     ------     ------
Operating income............................................       14        100        348
                                                               ------     ------     ------
Other income (expense):
  Interest income...........................................       --          5          6
  Interest expense..........................................       (3)       (67)       (99)
  Gain from insurance proceeds..............................       --         30         --
  Other, net................................................       --         --          9
                                                               ------     ------     ------
Total other expense, net....................................       (3)       (32)       (84)
                                                               ------     ------     ------
Income before income taxes..................................       11         68        264
Provision for income taxes..................................        5         27        106
                                                               ------     ------     ------
Net income..................................................   $    6     $   41     $  158
                                                               ======     ======     ======
OTHER OPERATING DATA:
EBITDA (1)..................................................   $   17     $  157     $  430
                                                               ======     ======     ======
Ratio of earnings to fixed charges (2)......................      4.7x       2.0x       3.3x
EBITDA interest coverage ratio (3)..........................      5.7x       2.3x       4.3x

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   31      $   83
Fixed assets, net...........................................    1,492       2,698
Total assets................................................    2,531       6,171
Total debt..................................................    1,290       2,395
Stockholder's equity........................................    1,030       2,802

------------------------

(1) EBITDA represents our operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles (GAAP) in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures by other companies.

(2) The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of imputed interest within rental expense. The term "earnings" means pretax income from continuing operations, PLUS (a) fixed charges and (b) amortization of capitalized interest, MINUS interest capitalized.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

    The projected financial data presented below are based on information and the base case assumptions from the Independent Engineer's Report included in this information circular as Annex A and are subject to the qualifications, limitations and exclusions set forth therein.

                                                      YEARS ENDED DECEMBER 31,
                                   ---------------------------------------------------------------
                                    2001       2002       2003       2004       2005       2010
                                   --------   --------   --------   --------   --------   --------
                                                            (IN MILLIONS)
PROJECTED INCOME STATEMENT DATA:
  Total revenues.................   $3,620     $2,892     $2,633     $2,250     $2,079     $2,478

  Expenses
    Fuel.........................    1,812      1,434      1,271      1,096        933      1,025
    Fixed and variable O&M.......      226        218        217        215        220        250
    Other expenses...............      412        383        378        343        339        384
                                    ------     ------     ------     ------     ------     ------
      Total expenses.............    2,450      2,035      1,866      1,654      1,492      1,659

  Operating cash flow (1)........    1,170        857        767        596        587        819

  Capital expenditures, net......      164        112        150         27          0         69

  Cash flow available for debt
    service, after capital
    expenditures (CAFDS).........   $1,006     $  745     $  617     $  569     $  587     $  750
                                    ======     ======     ======     ======     ======     ======

EBITDA...........................   $1,269     $  931     $  821     $  621     $  607     $  862
                                    ======     ======     ======     ======     ======     ======

  CAFDS interest coverage
    ratio (2)....................      5.7x       3.7x       3.1x       2.7x       2.7x       3.3x
  EBITDA interest coverage
    ratio (3)....................      7.2x       4.7x       4.1x       3.0x       3.0x       4.2x

                                         CAFDS/Interest   EBITDA/Interest
  Five-year average (2001-2005)........       3.5x              4.3x
  Ten-year average (2001-2010).........       3.2x              4.0x
  Twenty-year average (2001-2020)......       3.6x              4.5x

------------------------

(1) Operating cash flow is referred to as net operating revenues in the Independent Engineer's Report.

(2) CAFDS interest coverage ratio equals CAFDS divided by interest expense.

(3) EBITDA interest coverage ratio equals EBITDA divided by interest expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "RISK FACTORS," "SUMMARY HISTORICAL AND PROJECTED FINANCIAL DATA," "SELECTED HISTORICAL AND PROJECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS INFORMATION CIRCULAR.

OVERVIEW

    We are an indirect wholly owned subsidiary of Mirant, formed on May 12, 1999, for the purpose of financing, acquiring, owning, operating and maintaining the facilities described in this information circular and any others that we may acquire. We currently own or control approximately 12,500 MW of electricity generation capacity, including 236 MW under construction, all of which is located in the United States.

    Our generating facilities were either recently acquired in competitive auctions or were developed as greenfield construction projects. Our geographically diversified portfolio of generating assets utilizes a variety of technologies, fuel types and fuel sources and sells its output, directly or through Mirant Americas Energy Marketing, in diverse markets. Our customers are strategically located near key metropolitan load centers of the United States.

    Our operating revenues and expenses are primarily driven by the operations of our controlled subsidiaries, which are consolidated for accounting purposes. The following table summarizes some characteristics of our generating facilities:

                             DATE ACQUIRED/
FACILITIES               CONSTRUCTION COMPLETED      MW      NUMBER OF UNITS         FUELS
----------               ----------------------   --------   ---------------   ------------------
Mirant Mid-Atlantic....  December 2000              5,154          30          Coal/ Gas/Oil
Mirant California......  April 1999                 2,962          13          Gas/Oil
Mirant New York........  June 1999                  1,764          16          Coal/Gas/Oil/Hydro
Mirant New England.....  December 1998              1,232          13          Gas/Oil
Mirant Texas (1).......  June 2000                    544           3          Gas
State Line Energy......  December 1997                515           2          Coal
Mirant Wisconsin.......  May 2000                     309           2          Gas/Oil
                                                   ------          --
    Total..............                            12,480          79
                                                   ======          ==

(1) Includes one unit with 236 MW under construction, which is expected to be completed in June 2001.

    We expect substantially all of our revenues to be derived from sales of capacity, energy and ancillary services from our generating facilities into spot and forward markets and through bilateral contracts. The market for wholesale electric energy and energy services in the United States is largely deregulated. Our revenues and results of operations will depend, in large part, upon prevailing market prices for energy, capacity and ancillary services in these competitive markets.

    Most of our subsidiaries have entered into fuel supply, energy services, risk management and power marketing agreements with our affiliate Mirant Americas Energy Marketing, described in greater detail in "Relationships and Related Transactions." As part of the services and risk management agreements, Mirant Americas Energy Marketing will provide fuel and will procure emissions credits necessary for the operation of our generating facilities, the cost of which will be charged to our subsidiaries based upon actual costs incurred by Mirant Americas Energy Marketing.

    We expect that our future growth will come primarily from acquisitions of assets, third-party transactions and acquisition or retention, as appropriate, of facilities developed and brought to commercial completion by our affiliate, Mirant Development. We expect to have the option, but not the obligation, to purchase most of the assets developed by Mirant Development once they have reached commercial completion.

    Our expenses will be primarily derived from the ongoing maintenance and operations of our generating facilities, capital expenditures needed to ensure their continued safe and environmentally compliant operation and financing costs.

    Prior to their acquisition, most of our facilities were operated as part of integrated utilities with other assets and operations of their former owners. Therefore, no historical financial information for periods prior to the time we acquired our facilities is available that would be meaningful or indicative of the future results that may be achieved through the operation of such facilities in light of the manner and regulatory and market environments in which they will be operated by us.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    OPERATING REVENUES. Our operating revenues were $1,930 million in 2000, an increase of $1,241 million, or 180%, from 1999. This increase was primarily attributable to a full year of operations from our plants in California and New York in 2000 (which were acquired by us in April and June, 1999, respectively) and to increased market demand and prices in California in 2000. In addition, our Mirant Wisconsin facility commenced operations in May of 2000, and units 1 and 2 of our Mirant Texas facility commenced operations in June of 2000. Operating revenues reflect a reduction taken based on our assessment of the possibility of being obligated to refund revenues under the reliability-must-run contracts.

    OPERATING EXPENSES. Operating expenses were $1,582 million in 2000, an increase of $993 million, or 169%, from 1999. This increase is primarily due to a full year of operations from the generating assets in New York and California in 2000, the commencement of operation of the newly constructed Mirant Wisconsin and Mirant Texas facilities, higher natural gas prices and increased fuel consumption due to increased electricity generation in California, as well as a provision taken in relation to the receivables due from sales in California.

    OTHER EXPENSE. Other expense, net, was $84 million in 2000 compared to other expense, net, of $32 million in 1999. The increase is primarily due to an increase in interest expense related to borrowings to finance acquisitions and a non-recurring gain from insurance proceeds in 1999 related to our State Line facility of $30 million. Interest expense in 2000 was $99 million, an increase of $32 million, or 48%, from 1999.

    INCOME TAXES. The income tax expense in 2000 was $106 million compared to income tax expense of $27 million in 1999, an increase of $79 million. The increase in the income tax expense is consistent with the increase in income before income taxes.

    NET INCOME. As a result of the foregoing factors, net income increased $117 million from 1999 to 2000.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    OPERATING REVENUES. Our operating revenues were $689 million in 1999, an increase of $649 million, or 1,622%, from 1998. This increase was due primarily to our acquisitions in New England in December 1998, California in April 1999 and New York in June 1999.

    OPERATING EXPENSES. Our operating expenses for 1999 were $589 million, an increase of $563 million, or 2,165%, from 1998. This increase was primarily attributable to our newly-acquired New England, California and New York business units.

    OTHER EXPENSE. Other expense, net, was $32 million in 1999, an increase of $29 million, or 967%, from 1998. This increase was primarily due to higher borrowings to finance acquisitions and was partially offset by a non-recurring gain from insurance proceeds in 1999 related to our State Line facility of $30 million. Interest expense in 1999 was $67 million, an increase of $64 million from 1998.

    INCOME TAXES. The provision for income taxes for 1999 was $27 million, an increase of $22 million from 1998. This increase is due to higher income before income taxes.

    NET INCOME. As a result of the foregoing factors, net income increased $35 million from 1998 to 1999.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, we have obtained cash from operations, borrowings under credit facilities and borrowings and capital contributions from Mirant. These funds have been used to finance operations, service debt obligations, fund the acquisition, development and construction of generating facilities, finance capital expenditures and meet other cash and liquidity needs. Some of the cash flows associated with our businesses have been transferred to Mirant from time to time, and Mirant has provided funds to cover our disbursements from time to time.

    We intend to use the net proceeds from debt that we intend to issue in the capital markets in the near future to repay a loan of $1,150 million drawn against a bank credit facility. The credit facility is scheduled to mature on October 2, 2002, and the interest rate was approximately 7.8% per year at December 31, 2000. The borrowings under this credit facility were used to repay intercompany debt to Mirant relating to the acquisitions of Mirant New England, Mirant California and Mirant New York. The remainder of the net proceeds, if any, from the debt that we intend to issue in the near future will be used for financing costs and general corporate purposes, including a settlement of interest rate hedges entered into in connection with such debt issuances.

    We expect our cash and financing needs over the next several years to be met through a combination of cash flows from operations and debt financings. Our current facilities along with operating cash flows are expected to provide sufficient liquidity for new investments, working capital and capital expenditure needs for the next 12 months.

    OPERATING ACTIVITIES

    For 2000, we generated net cash from operations of approximately
$268 million compared to net uses of approximately $102 million for 1999. This increase is primarily due to growth in earnings as well as changes in working capital totaling $51 million.

    For the year ended December 31, 1999, we used net cash from operations of approximately $102 million compared to generating net cash of approximately $26 million for the year ended December 31, 1998. Cash used by operating activities in 1999 resulted primarily from an increase in net current assets resulting from growth of our business.

    INVESTING ACTIVITIES

    During 2000, we used $1,395 million for investing activities compared to $1,575 million in 1999. The 2000 activity was primarily attributable to the December 2000 acquisition of the PEPCO assets. We have used cash flows provided by financing activities primarily to fund investments in our subsidiaries. From inception through December 31, 2000, we have used approximately $3,661 million of cash for our investing activities. During this period, our investments through significant acquisitions totaled $2,854 million, including $917 million for the acquisition the PEPCO assets, $840 million for the acquisition of the Mirant California assets, $536 million for the acquisition of Mirant New England generating facilities, $493 million for the acquisition of Mirant New York generating facilities and, $68 million for the acquisition of the State Line Energy generating facility. In addition, we invested $537 million in capital expenditures and $271 million in loans to affiliates for acquisition and construction costs.

    FINANCING ACTIVITIES

    During 2000, our financing activities provided approximately $1,179 million in cash. Financing activities included $1,105 million of proceeds from the issuance of debt. Our financing activities also included $255 million in capital contributions from Mirant Americas and $181 million in dividends to Mirant Americas.

    Our financing activities provided approximately $1,708 million in cash during 1999. Financing activities for 1999 included $1,290 million of proceeds from the issuance of debt and $750 million of capital contributions from Mirant Americas. These inflows were partially offset by $290 million in repayment of intercompany debt and $42 million of dividends paid to Mirant Americas, Inc.

    In October 1999, we completed a $1,450 million bank financing consisting of three senior unsecured credit facilities, Facility A, Facility B and Facility C. Facility A is a $1,150 million, 364-day term loan with a two-year term-out option. In August 2000, we exercised the term-out option under Facility A and extended the maturity of the $1,150 million balance until October 2002. Facility B is a $250 million, five-year revolver, to be used for capital expenditures and general corporate purposes, and Facility C is a $50 million, five-year revolver, to be used for working capital. The majority of the proceeds from Facility A were used by us to repay intercompany debt to Mirant relating to the acquisitions of the Mirant New England, Mirant California and Mirant New York generating facilities. At December 31, 2000, we had $1,150 million outstanding under Facility A, $250 million outstanding under Facility B and $50 million outstanding under Facility C.

    In September 2000, we entered into a 364-day bank facility (the 2000 Facility) in connection with financing the acquisition by Mirant Mid-Atlantic of the PEPCO assets. The 2000 Facility includes both an $870 million acquisition facility and a $150 million revolving, working capital facility. The 2000 Facility provides a one-year term out option. At December 31, 2000, we had $945 million outstanding under the 2000 Facility.

    Under each of the senior unsecured bank facilities referred to above, we may elect to borrow at a base rate or at LIBOR plus an applicable margin based on our credit rating. As of December 31, 2000, the interest rate under Facility A was LIBOR plus 112.5 basis points (including 12.5 basis points for the October term-out), the interest rate under each of Facility B and Facility C was LIBOR plus 82.5 basis points and the interest rate under the 2000 Facility was LIBOR plus 105 basis points. Under each of Facility B and Facility C, an additional
12.5 basis points is added to the LIBOR interest rate during any period in which 33 1/3% or more of the commitments under such facility are drawn. In addition, under the 2000 Facility an additional 12.5 basis points will be added to the LIBOR interest rate in the event it is termed out.

    The credit agreements for the senior unsecured facilities referred to above contain business and financial covenants, including: (i) maintenance of a specified ratio of cash available for corporate debt service to corporate interest; (ii) maintenance of a specified ratio of recourse debt to recourse capital; (iii) limitations on the incurrence of recourse debt; (iv) limitations on the payment of dividends, the redemption or repurchase of capital stock and payments on affiliate indebtedness; (v) restrictions on the ability of certain of our existing subsidiaries to incur additional debt and enter into sale leaseback transactions; and (vi) a requirement to use proceeds from sales of certain assets to repay debt unless the proceeds are reinvested in similar or related lines of business.

    Currently, we are in compliance with our covenants in our credit agreements, and we believe that these covenants do not constitute a significant limitation on our liquidity for new investment, working capital and capital expenditure needs for the next 12 months.

    In addition to the above-described credit facilities, in December 2000, Mirant Mid-Atlantic entered into leveraged lease transactions with respect to the Dickerson and Morgantown baseload generating units that are treated as operating leases for accounting purposes. Mirant Mid-Atlantic leases the Dickerson and Morgantown units from owner-lessors owned by institutional investors. The owner-lessors issued three series of lessor notes in the aggregate amount of $1,224 million purchased by three pass-through trusts that issued pass-through certificates in the same amount.

    The lease obligations of Mirant Mid-Atlantic are its senior unsecured obligations. The operative documents include covenants that, among other things, limit the ability of Mirant Mid-Atlantic to make restricted payments, to sell, transfer or otherwise dispose of assets, to merge or consolidate, to change its legal form, to create liens or to assign, transfer or sublease its interest in the leased facilities.

    For all derivative financial instruments, we are exposed to losses in the event of nonperformance by counterparties to these derivative financial instruments. Through Mirant Americas Energy Marketing, we have established controls to determine and monitor the creditworthiness of counterparties to mitigate our exposure to counterparty credit risk. Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. Mirant Americas Energy Marketing monitors credit risk for us on both an individual basis and a group counterparty basis. Our overall exposure to credit risk may be impacted, either positively or negatively, because our counterparties may be similarly affected by changes in economic, regulatory or other conditions.

    CERTAIN CONTINGENCIES

    As discussed in more detail in the "Legal Proceedings" section of this information circular, on June 7, 2000, in a FERC rate proceeding relating to the allocation of responsibility for payment of revenue requirements for reliability-must-run agreements assumed by Mirant California in April 1999 from PG&E, the presiding administrative law judge issued an initial decision which, if upheld on appeal, would require Mirant California to refund certain amounts of the revenue requirement. The amount of this refund as of December 31, 2000 would have been approximately $138 million, which is reflected as a current liability on our balance sheet for December 31, 2000. This amount does not include interest that may be payable in the event of a refund. If paid, the refund would have no effect on net income because the amounts subject to refund have not been recognized as revenues. The outcome of this appeal cannot now be determined. If Mirant California is unsuccessful in its appeal, it may pursue other options available under the reliability-must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations.

    As discussed in more detail in the "Business" section of this information circular, on March 9 and March 16, 2001, the FERC issued orders holding that certain transactions into the CAISO and PX markets have not been shown to be just and reasonable. The order determined that potential refunds would be appropriate for certain transactions in these markets during a CAISO-declared Stage 3 Emergency, absent additional price or cost justification by jurisdictional sellers. The FERC identified the total potential refund exposure for Mirant California, Mirant Delta and Mirant Potrero for sales made in January and February 2001 as approximately $3 million.

    We have, through our subsidiaries, approximately 3,000 MW of generating capacity in California. These include facilities that operate during periods of intermediate load and peak demand levels. Mirant California's subsidiaries generated an amount equivalent to about 4% of the total California energy consumption in 2000. The total amounts owed to us from both the PX and the CAISO as of December 31, 2000 and as of March 31, 2001 were approximately
$375 million and $392 million, respectively, net of settlements due to the PX. There are other sources of collateral and revenues that could potentially provide additional offset to these amounts. While the ultimate collectibility of these amounts cannot be readily determined, we have taken a provision that we believe adequately covered our exposure as of December 31, 2000 related to the increased credit and payment risks associated with the California power situation. Additionally, we continue to monitor the situation in California and for the quarter ended March 31, 2001, we will take additional provisions such that the cumulative provisions taken by us against these amounts will be $295 million. The CAISO and the PX are owed past due payments from California utilities, including PG&E, which filed for bankruptcy protection on April 6, 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk is the potential loss that we may incur as a result of changes in the fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives, are subject to market risk. We are exposed to market risks, including changes in interest rates. Through various hedging mechanisms, including contractual arrangements with Mirant Americas Energy Marketing, we attempt to mitigate some of the impact of changes in energy prices, fuel costs and interest rates on our results of operations.

    We engage in commodity-related marketing and price risk management activities, through Mirant Americas Energy Marketing, in order to hedge market risk and exposure to electricity and to natural gas, coal and other fuels utilized by our generation assets. These financial instruments primarily include forwards, futures and swaps. Prior to January 1, 2001, when we adopted Statement of Financial Accounting Standards No. 133, the gains and losses related to these derivatives were recognized in the same period as the settlement of underlying physical transactions. These realized gains and losses are included in operating revenues and operating expenses in the accompanying consolidated statement of income. Contractual commitments expose us to both market risk and credit risk.

    We use interest rate swaps to hedge underlying debt obligations. These swaps hedge specific debt issuances and currently qualify for hedge accounting. Consequently, the interest rate differential associated with a swap is reflected as an adjustment to interest expense over the life of the instruments.

    Fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, we cannot predict with precision the impact that our risk management decisions may have on our businesses, operating results or financial position. Mirant Americas Energy Marketing manages price market risk for us through formal oversight groups, which include senior management, mechanisms that independently verify transactions and measure risk and the use of a value-at-risk methodology on a daily basis. We bear all losses and gains of the price market risk activities conducted by Mirant Americas Energy Marketing on our behalf.

                                  OUR BUSINESS

INTRODUCTION

    We are a Delaware corporation formed on May 12, 1999, and an indirect wholly owned subsidiary of Mirant. We are a leading national independent power provider. We own or control approximately 12,500 MW of electricity generation capacity in the United States, which includes 236 MW under construction.

    We sell most of our output from our generating portfolio in the forward and spot markets through Mirant Americas Energy Marketing and the remainder under contracts with Mirant Americas Energy Marketing and third parties. As indicated below, our generating portfolio is diversified across geographic regions, fuel types, power markets and dispatch types.

                                     [LOGO]

(1) Includes one unit with 236 MW under construction, which is expected to be completed in June 2001.

(2) Pie chart breakdowns are based on projected operating cash flows (2001-2005) prepared by R.W. Beck, Inc.

    We operate 79 generating units at 21 plants serving customers located near 10 major metropolitan load centers, thereby giving us access to a wide variety of wholesale customers.

INDUSTRY OVERVIEW

    In the United States, in response to increasing customer demand for access to low cost electricity and enhanced services, significant portions of the electricity industry are currently being restructured. New regulatory initiatives to increase competition in the domestic power generation industry have been adopted or are being considered at the federal level and by many states.

    The FERC issued Order 636 in 1992 and Order 888 in 1996 to increase competition by easing entry into natural gas and electricity markets. These orders require owners and operators of natural gas and power transmission systems, respectively, to make transmission service available on a nondiscriminatory basis to energy suppliers such as us.

    In order to better ensure competitive access to transmission networks on a nondiscriminatory basis, the FERC issued Order 2000 in December 1999. FERC Order 2000 encouraged electric utilities with power transmission assets to voluntarily form regional transmission organizations, or RTOs, to provide regional management and control of transmission assets independent of control by firms that sell electricity. Among other things, these RTOs will have the exclusive authority to initiate rate changes for the transmission system under each organization's control, exclusive operational control over a broad transmission region and ultimate responsibility for transmission planning and expansion.

    These RTOs are also expected to facilitate inter-regional coordination. In the event the response of transmission-owning utilities to FERC Order 2000 is deemed inadequate, the FERC has announced that it will reexamine this voluntary approach, but there can be no assurance that such action will be taken.

    FERC Orders 636, 888 and 2000 are expected to facilitate access for non-utility power generators, such as us, who do not own transmission assets. The impact of these orders on our business and operations depends on the effect of these orders on the transmission operations in the markets in which we operate. Continued uncertainty over transmission pricing may discourage utilities from investing in needed transmission and cause a reduction in market opportunities, imposition of wholesale price regulation or both. We believe there is a strong trend in the United States toward competitive electric power and natural gas markets, but that our business will continue to be affected by regional and local price regulation in the near term. See "--Operations" for a discussion of the recent regulations affecting the California and New York markets.

    Due to changing regulatory environments and market dynamics in the United States, numerous utilities have divested generating assets. The deregulation process has led to industry consolidation and an increase in competition among the key players in the marketplace. Additionally, deregulation has provided a significant degree of liquidity in various wholesale power markets throughout the United States, however, this consolidation and the continued entry of new competitors may lead to potentially lower energy prices and profits. As a result of the current energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving deregulation.

STRATEGY

    Our strategy is to continue to be a leading independent national power provider. We consistently seek to enhance the financial and operational performance of our businesses through financial management, cost controls and review and improvement of operations. We believe that Mirant's strengths in design, engineering, finance, construction management, fuel procurement, operations and marketing and risk management provide us with a competitive advantage essential to achieving our strategy. The key elements to implement our strategy are:

    MAXIMIZE THE FINANCIAL AND OPERATIONAL PERFORMANCE OF CURRENT INVESTMENTS

    We place substantial emphasis on maximizing the operational and financial performance of our assets. Accordingly, as we develop new assets or acquire new facilities, we generally select senior managers familiar with our performance culture and industry practices to manage those businesses. We also utilize a standard planning process to establish annual financial and operational goals for each business unit, and managers are compensated based on performance as measured by these goals.

    CAPITALIZE ON OPPORTUNITIES GENERATED BY SIGNIFICANT PRESENCE IN KEY MARKETS

    We believe that we have established a significant presence, both in terms of scale of operations and management, in most of our targeted markets. A strong presence in each market is desirable because changes in energy markets are largely driven by factors such as local economic growth, customer relationships and preferences, infrastructure constraints (such as transmission grids and gas pipelines) and local political choices. As a result, incumbent market participants often have opportunities to expand or enhance their businesses because of relationships with local partners and customers or specific information as to a particular market. A significant presence within a market is advantageous in order to achieve a scale of operations sufficient to promote efficiency, increase operational flexibility and reliability and make full use of the skills of management deployed to that market.

    MINIMIZE RISK THROUGH A DIVERSIFIED GENERATING PORTFOLIO

    Our generating portfolio is large and diverse and utilizes a variety of technologies, fuel types and fuel sources serving customers located near several of the nation's most important metropolitan areas. Our portfolio consists of a variety of fuel types including coal, oil, hydro and natural gas (some with multiple fuel capabilities) that run in a full range of modes--baseload, intermediate and peaking. Our portfolio consists of plants using a variety of technology, including steam turbine, combustion turbine, hydro and diesel. Our portfolio also spans across seven distinct power markets: PJM, CAISO, New York-ISO, ISO-New England, ERCOT, ECAR and MAIN.

   COMBINE MIRANT AMERICAS ENERGY MARKETING'S PROVEN ENERGY MARKETING AND RISK MANAGEMENT SKILLS WITH OUR EXPERTISE IN OPERATING GENERATING ASSETS

    We expect that the deregulation of energy markets nationwide will lead to the restructuring of energy markets. To be successful, we believe that we must be able to integrate asset ownership with the ability to market energy products and to manage market risk associated with those products. We believe we can accomplish this through our affiliate relationship with Mirant Americas Energy Marketing. The output of a substantial portion of our generating facilities is sold by Mirant Americas Energy Marketing, which utilizes liquid power pools for spot sales and forward markets for term sales. We believe marketing and risk management enhance the value of assets by assisting in optimizing capacity utilization, ensuring physical delivery, providing a real-time market interface and managing market price and fuel risks. Conversely, for Mirant Americas Energy Marketing, control of electric assets provides a physical hedge and real-time information and allows for a broader range of product offerings. We believe this integration improves our credibility as an energy provider to our customers.

    MINIMIZE COSTS BY HAVING MIRANT AMERICAS ENERGY MARKETING EMPLOY ITS PORTFOLIO FUEL PROCUREMENT PROCEDURES

    Our fuel management and procurement strategy is managed by Mirant Americas Energy Marketing, which coordinates fuel supply on a centralized basis. We believe this functional centralization increases buying power, improves negotiation of transportation arrangements and reduces administrative costs. Mirant Americas Energy Marketing has substantial expertise in fuel procurement nationwide. Our strategy concentrates on ensuring that the fuel needs of our plants are met while minimizing fuel commodity and transportation costs. Mirant Americas Energy Marketing further seeks to match the purchase of associated fuels with the sale of production in an effort to lock in margins when desirable.

    Mirant Americas Energy Marketing's natural gas procurement strategy is designed to ensure reliable and immediate delivery of natural gas to our intermediate and peaking facilities by optimizing transportation and storage options. Mirant Americas Energy Marketing addresses gas supply cost and price risk by structuring agreements to maintain access to multiple gas pools and supply basins and reduce the impact of price volatility. Although we cannot completely eliminate the effects of elevated gas prices and price volatility, this strategy is designed to lessen the effect of these market conditions on our financial results.

    Natural gas storage and transportation agreements include firm and interruptible service structured to allow our facilities operational flexibility while minimizing fixed costs for capacity. In North America, Mirant controls approximately 3.7 billion cubic feet per day of natural gas production, more than 2.1 billion cubic feet per day of natural gas transportation capacity and approximately 41 billion cubic feet of natural gas storage.

    ACQUIRE NEWLY COMPLETED OR ESTABLISHED GENERATING FACILITIES IN OUR TARGET
     MARKETS

    We intend to continue to grow through the acquisition of newly completed or established power plants in our target markets. We plan to implement this strategy through the acquisition of greenfield projects developed by Mirant Development, as well as the expansion of existing power plants through Mirant Development and third party acquisitions of existing power assets competitively positioned in our targeted markets. Capacity and energy from new generation projects will be targeted at (i) providing sufficient power to meet anticipated load growth in our target regions; (ii) serving areas with supply shortages where we would have a competitive advantage; and (iii) serving new contracts with large customers in need of dedicated generating assets.

COMPETITIVE ADVANTAGES

    We believe that our primary competitive advantages are as follows:

    - our revenues are derived from a large generating portfolio, consisting of 79 generating units, that is diversified across geographic areas, fuel types, power markets, dispatch types and generating technologies;

    - our assets are strategically located near major load centers and, in some cases, are located in markets in which electricity prices are more likely to be higher due to transmission constraints and shortages of low cost generation;

    - we have substantial experience in the management, operation and optimization of a portfolio of diverse generating assets such as ours; and

    - our affiliate, Mirant Americas Energy Marketing, markets on our behalf our output not sold under contract to third parties and procures on our behalf substantially all of our fuel. Mirant Americas Energy Marketing has expertise in optimizing fuel costs, selling output efficiently and managing price risk for commodities.

COMPETITION

    As a leading national power provider in the energy supply business, we face intense competition in all phases of our business. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. In the generation of electricity, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). We compete with national and regional full service energy providers, merchants, producers and pipelines in an effort to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.

    During the transition of the energy industry to competitive markets, it is difficult for us to assess our position versus the position of existing power providers and new entrants. This is due to the fact that each company may employ widely differing strategies in their fuel supply and power sales with regard to pricing, terms and conditions. Further difficulties in making competitive assessments of our competitors arise from the fact that many states are considering or implementing different types of regulatory initiatives that are aimed at increasing competition in the power industry. In some states, increased competition that has resulted from some of these initiatives has already contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, our business is rapidly becoming more competitive due to technological advances in power generation, the proliferation of e-commerce to enable business operations, the increased role of full service providers and increased efficiency of energy markets.

    In general, we believe that our experience in efficiently operating generation power plants in competitive markets combined with Mirant Americas Energy Marketing's expertise in assessing and managing market and credit risk, will allow us to remain competitive during volatile or otherwise adverse market circumstances.

CONVERSION TO LIMITED LIABILITY COMPANY

    To achieve tax efficiencies, we may choose to convert our form of enterprise organization from a corporation to a limited liability company. We believe that a covenant contained in our existing credit agreements will require that we obtain the consent of a majority of the lenders under those agreements, and we will seek those consents if we choose to convert.

OPERATIONS

    Each of our subsidiaries, to the extent permitted by long-term agreements with third parties, has entered into a series of agreements with Mirant Americas Energy Marketing, under which Mirant Americas Energy Marketing will supply or arrange for supply of all fuel required by the generating facilities; bid, schedule and dispatch the generating units; monitor emissions and procure necessary emissions credits; and purchase or arrange for the sale of all capacity, energy and ancillary services produced by the generating facilities. See "Relationships and Related Transactions."

    The following table summarizes certain characteristics of our power plants:

                             DATE ACQUIRED/
                               COMMENCED                  NUMBER
FACILITIES                     OPERATION      TOTAL MW   OF UNITS       FUELS
----------                   --------------   --------   --------   --------------
MIRANT MID-ATLANTIC:         December 2000
  Morgantown (1)                                1,412        8            Coal/Oil
  Chalk Point (2)(3)                            2,423       11        Coal/Gas/Oil
  Dickerson (1)                                   837        6        Coal/Gas/Oil
  Potomac River (2)                               482        5            Coal/Oil
                                               ------       --
    Subtotal                                    5,154       30
                                               ------       --
MIRANT CALIFORNIA:           April 1999
  Delta Plants:
    Pittsburg Units                             1,932        7                 Gas
    Contra Costa Units                            680        2                 Gas
  Potrero Plant                                   350        4             Gas/Oil
                                               ------       --
    Subtotal                                    2,962       13
                                               ------       --
MIRANT NEW YORK:             June 1999
  Bowline Plant                                 1,212        2             Gas/Oil
  Lovett Plant                                    432        3       Coal/ Gas/Oil
  Mirant NY-Gen Plants                            120       11       Hydro/Gas/Oil
                                               ------       --
    Subtotal                                    1,764       16
                                               ------       --
MIRANT NEW ENGLAND:          December 1998
  Canal Plant                                   1,112        2             Gas/Oil
  Martha's Vineyard                                14        5                 Oil
    Diesels
  Wyman Unit 4 Interest                             9        1                 Oil
  Kendall Plant                                    97        5             Gas/Oil
                                               ------       --
    Subtotal                                    1,232       13
                                               ------       --
MIRANT TEXAS:
  Bosque (Units 1&2)         June 2000            308        2                 Gas
  Bosque (Unit 3)            June 2001            236        1                 Gas
                                               ------       --
    Subtotal                                      544        3
                                               ------       --
STATE LINE ENERGY            December 1997        515        2                Coal

MIRANT WISCONSIN             May 2000             309        2             Gas/Oil
                                               ------       --
  Total                                        12,480       79
                                               ======       ==

------------------------

(1) Includes assets that are leased by Mirant Mid-Atlantic.

(2) Includes assets owned by Mirant that are subject to capital contribution agreements between Mirant and Mirant Mid-Atlantic.

(3) Includes an 84 MW turbine owned by a third party as to which we have operating rights and the rights to the output.

MIRANT MID-ATLANTIC

                                     [LOGO]

    On December 19, 2000, Mirant, through Mirant Mid-Atlantic, and together with third party owner-lessors, purchased PEPCO's generation business in Maryland and Virginia. The net purchase price was approximately $2.7 billion, including adjustments for material and supplies inventory, capital expenditures and the timing of the closing. As part of the transaction Mirant assumed net liabilities, primarily transition power agreements, of $2.4 billion. The lessors have leased the assets acquired by them to our subsidiary Mirant Mid-Atlantic.

    The purchase by Mirant Mid-Atlantic included the following generation and related assets:

    - the 1,907 MW of baseload and intermediate units, fueled by coal, oil and natural gas at the Chalk Point generating facility, located in Prince Georges County, Maryland;

    - the 248 MW of peaking units, fueled by oil at the Morgantown generating facility, located in Charles County, Maryland;

    - the 291 MW of peaking units, fueled by gas and oil at the Dickerson generating facility, located in Montgomery County, Maryland;

    - the Brandywine ash storage facility, the Faulkner ash storage facility and the Westland ash storage facility;

    - the Piney Point oil pipeline; and

    - an engineering and maintenance facility, located in suburban Maryland.

    Additionally, as part of these transactions, one of our subsidiaries entered into an agreement to provide operations and maintenance services for the PEPCO-owned Buzzard Point and Benning generating facilities in Washington, D.C. for a period of at least three years.

    As part of these transactions, we, through Mirant Mid-Atlantic, leased the following assets, which we will refer to as the Mirant Mid-Atlantic leased facilities, from third party owner-lessors, which acquired these assets directly from PEPCO:

    - the 1,164 MW of baseload units, fueled by coal and oil at the Morgantown generating facility, located in Charles County, Maryland and related assets; and

    - the 546 MW of baseload units, fueled by coal and oil at the Dickerson generating facility, located in Montgomery County, Maryland and related assets.

    The Mirant Mid-Atlantic leased facilities were financed through leveraged lease transactions that provided approximately $1.5 billion of the purchase price of these assets. Equity funding by the owners of the owner-lessors plus transaction expenses paid by these owners in the lease transactions totaled approximately $299 million. The issuance and sale of three series of certificates pursuant to Rule 144A raised the remaining $1,224 million. The leases are treated as operating leases for accounting purposes, whereby Mirant Mid-Atlantic will record periodic lease rental expenses.

    Also as part of the transaction, two direct wholly-owned subsidiaries of Mirant, Mirant Potomac River, LLC (Mirant Potomac River) and Mirant Peaker, LLC (Mirant Peaker) own or control the following assets:

    - Mirant Potomac River owns the 482 MW Potomac River generating facility, fueled by coal, located in Alexandria, Virginia; and

    - Mirant Peaker owns or controls the 516 MW of combustion turbines (including the rights and obligations with respect to an 84 MW combustion turbine owned by Southern Maryland Electric Cooperative), fueled by oil and gas, located at the Chalk Point generating facility in Prince George's County, Maryland.

    The purchase of these assets by Mirant Potomac River and Mirant Peaker was funded by loans from Mirant Mid-Atlantic and a capital contribution from Mirant. These loans from Mirant Mid-Atlantic are evidenced by notes. Under the capital contribution agreement, Mirant will cause Mirant Potomac and Mirant Peaker to distribute to Mirant available cash after each company has made its payments under its note to Mirant-Mid Atlantic. Mirant will contribute or cause these amounts to be contributed to Mirant Mid-Atlantic.

    Finally, Mirant Potomac River entered into a 20-year local area support agreement with PEPCO, pursuant to which Mirant Potomac River provides power and ancillary services to PEPCO in a Washington, D.C. electric load pocket.

    The Mirant Mid-Atlantic assets and leased facilities are located in the PJM Interconnection market, which covers all or a part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia. The PJM Interconnection market was the first centrally-dispatched power pool in the United States and is one of the largest power pools in the world, with over 220,000 gigawatt hours of annual sales. The PJM Interconnection market enables the participants to buy and sell energy and ancillary services, schedule bilateral transactions and reserve transmission service.

    Mirant Mid-Atlantic, its subsidiary Mirant Chalk Point, LLC and its affiliates Mirant Potomac and Mirant Peaker (collectively, the Mirant Mid-Atlantic Companies) sell all output from their respective plants to Mirant Americas Energy Marketing. The total generation capacity of the Mirant Mid-Atlantic Companies is 5,154 MW. Mirant Americas Energy Marketing pays each of these companies market prices for the power bought to supply Mirant Americas Energy Marketing's obligations under two transition power agreements with PEPCO. To the extent Mirant Americas Energy Marketing purchases any additional capacity, ancillary services or energy from the Mirant Mid-Atlantic Companies beyond that amount necessary to meet its transition power agreement obligations, Mirant Americas Energy

Marketing will pay such companies the actual price Mirant Americas Energy Marketing obtains from the resale of such products or services to third parties, including power pools.

    Each of the Mirant Mid-Atlantic Companies has entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

MIRANT CALIFORNIA

                                     [LOGO]

    On April 16, 1999, Mirant California, through its wholly owned subsidiaries, Mirant Delta and Mirant Potrero, acquired various generating assets in California with a total capacity of 2,962 MW from PG&E for $801 million, and paid an additional $39 million for fuel inventory, capital expenditures and property taxes. These assets consist of the Pittsburg Plant and the Contra Costa Plant (the Delta Plants) owned by Mirant Delta, LLC (Mirant Delta) and the Potrero Plant owned by Mirant Potrero, LLC (Mirant Potrero).

    These generating assets, which include facilities operating at both intermediate and peak demand levels, are located in, or in close proximity to, San Francisco. The Delta Plants consist of nine natural gas-fired steam generating units with approximately 2,612 MW of generating capacity located approximately ten miles apart along the Sacramento/San Joaquin River Delta. The Potrero Plant has one natural gas-fired conventional steam generating unit and three distillate-fueled combustion turbines with a combined capacity of 350 MW. The output from the plants is currently sold into the California market by means of forward, daily and hourly energy sales to the California DWR, bilateral agreements with other parties and reliability-must-run contracts with the CAISO for sales of real-time energy and ancillary services. Both Mirant Potrero and Mirant Delta have entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

    The electricity markets in California have been deregulated since late 1996. In addition to allowing retail customers to choose their energy suppliers, two market entities were created as part of the deregulation. The CAISO was designed to ensure system reliability, to provide scheduling coordinators with access to transmission services and to administer real-time markets for energy and ancillary services. The PX was established to administer a wholesale electric market that provided a competitive auction for the establishment of day-ahead and hour-ahead market prices, as well as forward energy sales. The role of the PX was to be a scheduling coordinator that matched unbalanced bids for the purchase and sale of power. It had no operating role or authority and did not deal in real-time products, which was the responsibility of the CAISO. Both the CAISO and the PX are subject to the jurisdiction of the FERC. During 2000, the output from the Delta Plants and the Potrero Plant was sold by means of daily and block forward energy sales to the PX, reliability-must-run contracts with the CAISO, sales of real-time energy and ancillary services to the CAISO and forward sales to third parties.

    RECENT DEVELOPMENTS IN THE CALIFORNIA ELECTRICITY MARKET

    CAISO AND PX PRICE CAPS. Beginning in May 2000, wholesale energy prices in the California markets increased to levels well above 1999 levels. In response, on June 28, 2000, the CAISO Board of Governors reduced the price cap applicable to the CAISO's wholesale energy and ancillary services markets from $750/MWh to $500/MWh. The CAISO subsequently reduced the price cap to $250/MWh on August 1, 2000. During this period, however, the California PX maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric Company (SDG&E) that sought to extend the CAISO's $250 price cap to all California energy and ancillary service markets, not just the markets administered by the CAISO. However, in its order denying the relief sought by SDG&E, the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation.

    On November 1, 2000, the FERC released a Staff Report detailing the results of the Staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" (November 1 Order). In the November 1 Order, the FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including: (a) imposition of a so-called "soft" price cap at $150/MWh to the PX and CAISO markets, which would allow bids above $150/MWh to be accepted, subject to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and that such bids may not set the overall market clearing price; (b) elimination of the requirement that the California utilities sell into and buy from the PX; (c) establishment of independent non-stakeholder governing boards for the CAISO and the PX; and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order, the FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Rates charged for service after that date through December 31, 2002 will remain subject to refund if determined by the FERC not to be just and reasonable. While the FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period.

    On December 15, 2000, the FERC issued a subsequent order (December 15 Order) that affirmed in large measure the November 1 Order. The December 15 Order also required generators to provide weekly reports of sales above the "soft" price cap of $150/MWh. Various parties filed requests for administrative rehearing and for judicial review of aspects of the FERC's December 15 Order.

    On March 9 and March 16, 2001, the FERC ordered that certain transactions into the CAISO and PX markets have not been shown to be just and reasonable. The order determined that potential refunds would be appropriate for certain transactions in these markets above a "proxy market price" specified during a CAISO-declared Stage 3 Emergency, absent additional price or cost justification by jurisdictional sellers. These sellers, including Mirant California, Mirant Delta and Mirant Potrero were required to determine whether to provide refunds of costs above the proxy market price or to provide justification of prices to the FERC. The orders further explained that FERC will determine an approximate proxy market price at the end of each month through April 2001, with the price to be announced no later than fifteen days after the end of each month.

    The FERC's proxy market price for January 2001 was $273/MWh, calculated as a cost-based formula for a hypothetical simple-cycle combustion turbine unit. The potential refund exposure for Mirant California, Mirant Delta and Mirant Potrero was approximately $2 million. The proxy price for February 2001 was $430/MWh. The total refund exposure for Mirant California, Mirant Delta and Mirant Potrero for the month was less than $1 million. On April 11, 2001, Mirant California, Mirant Delta and Mirant Potrero provided additional price justification for the transactions in January and February subject to refund. We cannot be assured that the FERC will accept the justification and decline to order refunds of some or all of these amounts.

    The FERC has indicated that it will implement a new market mitigation plan on or around May 1, 2001. In March 2001, the FERC staff issued its recommendation, which includes continued price mitigation during Stage 3 emergencies. On April 6, 2001, the CAISO filed a proposed market stabilization plan at the FERC. We do not know what form of mitigation plan the FERC will ultimately impose.

    CAISO CLAIM FOR EXCESSIVE CHARGES. The CAISO has asserted in a March 22, 2001 filing at FERC that sellers in the California wholesale electricity market have, as a group, charged amounts in the period from May 2000 through February 2001 that exceeded just and reasonable charges by an amount in excess of $6 billion. The CAISO has also asserted that during that period generators in California bid prices into the CAISO real time markets that exceeded just and reasonable amounts by approximately $505 million in the aggregate, of which a single generator (subsequently identified in a news report as Mirant) was alleged by the CAISO to have overcharged by approximately $97 million. We cannot predict the outcome of this proceeding at this time.

    DEPARTMENT OF ENERGY ORDER. On December 14, 2000, the Secretary of the Department of Energy (DOE) ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply. Subsequent orders extended this requirement to February 7, 2001. The DOE orders expired at that time and have not been renewed. Mirant California was called upon by the CAISO to provide power to the CAISO under the DOE orders.

    PROPOSED CAISO AND PX TARIFF AMENDMENTS. On January 4, 2001, the CAISO filed for approval of a tariff amendment whereby its creditworthiness requirements for certain electricity purchasers would be reduced. The action was taken in response to reports that Moody's and S&P were on the verge of reducing the credit ratings of SCE and PG&E to ratings that would not allow SCE and PG&E to purchase electricity from the CAISO unless they posted collateral for their purchases. In its filing, the CAISO announced its intention to implement the reduced credit requirements immediately in order to ensure the reliability of the California power grid. On January 5, 2001, the PX filed a similar request with respect to the PX's tariffs as the CAISO had requested on January 4, 2001. On February 14, 2001, the FERC ruled that the tariff amendment requested by the PX should be rejected because it had ceased to operate its day-ahead and day-of markets. With respect to the CAISO's request, the FERC allowed the CAISO to amend its tariff to remove the creditworthiness requirements only with respect to the scheduling by a utility purchaser from the CAISO of power from generation owned by that purchaser. The FERC rejected the proposed amendment with respect to purchases by the CAISO from third-party suppliers. On April 6, 2001, the FERC confirmed its February 14 decision.

    DEFAULTS BY SCE AND PG&E. On January 16 and 17, 2001, SCE's and PG&E's credit and debt ratings were lowered by Moody's and S&P to "non-investment grade" status. On January 16, 2001, SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the PX and a $151 million payment due to a qualifying facility. On January 30, 2001, the PX suspended operation of its day ahead and day of markets. On February 1, 2001, PG&E indicated that it intended to default on payments of over $1 billion due to the PX and qualifying facilities.

    PX BANKRUPTCY. On March 9, 2001, the PX filed for bankruptcy. Mirant California has been named to the participants' committee. At this point, it is uncertain what effect the PX's bankruptcy will have on the receivables owed to us.

    DWR POWER PURCHASES. On January 17, 2001, the Governor of California issued an emergency proclamation giving the California Department of Water Resources
(DWR) authority to enter into arrangements to purchase power in order to mitigate the effects of electricity shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and PG&E. The CAISO and PX have not paid the full amounts owed to Mirant Americas Energy Marketing for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the PX or the CAISO for sales that were not arranged by the DWR. To date, the DWR has paid us for power it has purchased. The ability of the DWR to make future payments is subject to the DWR having a continued source of funding, whether from legislative or other emergency appropriations, from a bond issuance or from amounts collected from SCE and PG&E for deliveries to their customers. Mirant California, Mirant Delta and Mirant Potrero bear the risk of non-payment by the CAISO, the PX and the DWR for their power purchased by to the CAISO, the PX or the DWR.

    CALIFORNIA PUBLIC UTILITIES COMMISSION RATE ORDER. On March 27, 2001, the California Public Utilities Commission (CPUC) issued a decision in a PG&E and SCE rate proceeding authorizing each utility to add an average $0.03/kWh surcharge to current rates, in addition to a prior interim $0.01/kWh surcharge, which was made permanent. The rate increase is expected to be implemented in May 2001, but may only be used for electric power procurement costs incurred after March 27, 2001, and is subject to other conditions. In addition, the CPUC directed the utilities to pay the DWR for power purchased on their behalf. On March 30, 2001, PG&E filed a Form 8-K in which it stated that it may not be able to recover its power procurement costs and may be required to write off these unrecovered costs.

    PROPOSED WINDFALL PROFITS TAX. A proposal for a windfall profits tax has been introduced in the California Assembly and Senate and has been approved by the Revenue and Taxation Committee of the state Senate. The Governor of California has expressed his support for a windfall profits tax. We cannot predict the outcome of this proposal at this time.

    PG&E BANKRUPTCY. On April 6, 2001, PG&E filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California in San Francisco. It is not known at this time what effect the bankruptcy filing will have on the ultimate recovery of amounts owed by PG&E.

    STATE PURCHASE OF SCE TRANSMISSION FACILITIES. On April 9, 2001, SCE, Edison International, SCE's parent corporation, and the DWR announced that they had entered into a Memorandum of Understanding pursuant to which (a) SCE agreed to sell the output of its retained generation on a cost-of-service basis and to retain such generation facilities through 2010, (b) the DWR or another agency of the State of California agreed to purchase SCE's transmission system (or other assets if the sale of these facilities is not consummated under certain circumstances), (c) Edison International agreed to provide service from a new generation facility at cost-based rates for 10 years, (d) SCE agreed to provide conservation easements for certain land to a trust for the benefit of the State of California, (e) SCE agreed to settle certain pending litigation brought by SCE against the State of California and certain of its agencies,
(f) the DWR agreed to make certain power purchases on SCE's behalf through 2002,
(g) Edison International will refund to SCE not less than $400 million and SCE and Edison International agreed to make capital investments in SCE's regulated business of at least $3 billion through 2006, and (h) new legislation will set a 11.6% floor for SCE's rate of return on equity, which floor shall remain in effect through 2010. The DWR will pay $2.76 billion, or approximately 2.3 times SCE's book value, for the transmission assets, and the Memorandum of Understanding specifies that the amounts up to SCE's net book value of the assets will be used to reduce debt and equity while amounts in excess of net book value will be applied to recover SCE's net unrecovered purchased power costs. Indebtedness not recovered through the proceeds of the asset sale will be securitized and recovered through SCE's retail rates. The parties to the Memorandum of Understanding agree to proceed diligently and in good faith to execute definitive agreements by August 15, 2001.

MIRANT NEW YORK

                                     [LOGO]

    On June 30, 1999, Mirant New York acquired various power plants and related assets in the State of New York with a total generating capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York, Inc. through a competitive bidding process. Mirant

New York's net purchase price for these acquisitions was approximately
$493 million, which included an amount to cover the market value of existing fuel inventories. Mirant New York has various agreements with Orange and Rockland Utilities through July 1, 2004, under which Mirant New York will operate the plants as called upon by Orange and Rockland Utilities to ensure its system reliability.

    Mirant New York plants consist of Bowline and Lovett plants and various smaller generating plants. Bowline Station is a 1,212 MW natural gas-fired plant comprised of two units rated at a capacity of approximately 606 MW each, and an approximately 98-acre site adjacent to the plant. The Lovett plant is a 432 MW coal-fired plant consisting of three units. All generating units at Bowline and Lovett have the capability of burning natural gas and oil. The smaller plant operations include two units intended to operate during periods of peak demand (the Hillburn Gas Turbine Station and the Shoemaker Gas Turbine Station), three hydroelectric stations (Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2) and an operational interest in the Grahamsville Hydroelectric Station. Mirant New York has entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

    Since the deregulation of the state's electricity markets, the New York ISO (NYISO) has proposed measures to make retroactive adjustments for market clearing prices in the reserve markets to suspend specific ancillary services markets and to impose bid caps on the day-ahead and real-time wholesale energy markets. So far, the FERC has rejected the NYISO proposals for retroactive adjustments to market clearing prices in the reserve markets, although the outcome of the NYISO's appeal is still uncertain. Mirant New York currently participates in two types of ancillary services markets, the 10-minute spinning and non-spinning markets. Mirant New York does not anticipate any adverse financial implications due to the NYISO's filings with the FERC relating to these markets.

    In July 2000, bid caps on the wholesale electricity markets were reduced from $1,300 per MWh to $1,000 per MWh, which were approved by the FERC, and the NYISO has recently filed at FERC to extend this bid cap through October 31, 2002. We do not expect the continued application of the $1,000/MWh bid cap to have any adverse financial implications on our operations.

    Recent public reports of studies of the power markets in New York have suggested that, under certain circumstances, supply shortages could occur as early as summer 2001 and that an imbalance of supply and demand could result in higher energy prices, a decrease in reliability and the potential for blackouts or other system disruptions. In response to these predictions, the NYISO proposed to implement an "Automatic Mitigation Procedure" (AMP), which would mitigate market prices at levels below the $1,000 MWh bid cap. The proposed AMP compares bids in the day-ahead energy market that exceed $150 MWh to "reference bids" reflecting historical bids over the previous 90 days or a shorter time period. If bids exceed the reference bids by more than a stated margin, the bid will be automatically mitigated down to the reference bid level. The actual price received in the day-ahead market will be determined by the highest daily bid accepted among all suppliers. The NYISO has announced its plan to implement the AMP starting in May 2001, but it is not clear whether or not software changes and other implementation tasks will be completed by that time. Moreover, the NYISO has not formally filed the plan for approval at the FERC, and such approval may be necessary before the AMP can be utilized. It cannot be determined at this time whether the AMP proposal will be implemented or what effect it may have on our financial condition.

    The State of New York has proposed regulation to reduce air emissions in the state beyond the requirements under the 1990 Clean Air Act Amendments. The impact of this potential regulation is uncertain at this point. In October 1999, Mirant New York received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities at the Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the State. For more information about this matter, see "--Legal Proceedings." Additionally, a study is being conducted of the impact of water intake structures on fish species in the Hudson River. Bowline's water intake is part of this study. The resolution of this study is uncertain but could result in additional limitations on Bowline's water intake or the installation of new technology requirements.

MIRANT NEW ENGLAND

                                     [LOGO]

    On December 30, 1998, subsidiaries of Mirant New England, LLC, acquired various power plants, with a total capacity of 1,232 MW, from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates for $536 million. The sales were required as part of deregulation plans adopted in Massachusetts and Rhode Island. The assets consist of the Kendall Station acquired by Mirant Kendall, LLC (Mirant Kendall) and the Canal Station, the Martha's Vineyard Diesels and the Wyman Unit 4 interest, all acquired by Mirant Canal, LLC (Mirant Canal). In conjunction with our formation as an indirect wholly owned subsidiary of Mirant, Mirant New England, LLC transferred its ownership interest in Mirant Canal and Mirant Kendall, which we collectively refer to as Mirant New England, to us in August 1999.

    The Canal and Kendall plants, which are designed to operate during periods of intermediate and peak demand, are located in close proximity to Boston, a major center for electricity demand in New England. The Martha's Vineyard Diesels supply electricity on the island of Martha's Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 Interest is an approximate 1.4% ownership interest (equivalent to 9 MW) in the 615 MW Wyman Unit 4 located on Cousin's Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group. Mirant New England has entered into fuel supply, energy services, risk management and power marketing agreements with Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

    Except for the output from Canal Unit 1, which is committed to one of our affiliates, and three other power purchasers under contracts through October 2002, the capacity, energy and ancillary services from the Mirant New England generating units are sold into the New England Power Pool through Mirant Americas Energy Marketing. Under these arrangements, Mirant Americas Energy Marketing bids the output of the units into the New England Power Pool and is responsible for the supply of fuel to the units.

    Mirant Kendall sells steam to a subsidiary of NSTAR pursuant to a Steam Supply Agreement dated October 1, 2000. This agreement contains a demand charge, consumption charge and condensate return charge. The agreement has a term in excess of 20 years, however, either party may terminate the agreement with 24 months prior notice.

    The Independent System Operator-New England, Inc. (ISO-NE) and the New England Power Pool have made numerous market rule changes since market inception of the new bid-based markets created in May 1999, including changes in the manner that the energy and ancillary services markets are settled. It is expected that further changes will be adopted in order to establish a stable and efficient wholesale market system in New England.

MIRANT TEXAS

    Mirant Texas was formed to develop, construct and operate a 544 MW natural gas-fired electric generating plant near the Dallas-Fort Worth metropolitan area. The plant will operate a total of three units with two operating during periods of peak demand and a third combustion turbine with a corresponding steam turbine that can be operated during periods of baseload and intermediate demand (a combined-cycle unit). Construction of the facility is expected to cost approximately $215 million. Units 1 and 2, representing 308 MW, became operational on June 1, 2000. Mirant Texas has begun construction on the remaining 236 MW, which is scheduled to be completed by June 2001.

    Mirant Texas has agreed to sell all of the capacity and electric power output from Units 1 and 2 to Mirant Americas Energy Marketing under a five-year tolling agreement expiring May 31, 2005. There is also a separate agreement to sell all of the capacity and electric power from Unit 3 to Mirant Americas Energy Marketing under a two-year tolling agreement expiring on December 31, 2003. Under the existing power purchase agreement, all fuel required to run the facilities will be provided and paid for by Mirant Americas Energy Marketing. See "Relationships and Related Transactions."

    Texas has passed legislation for the deregulation of its electricity market. The pilot phase of the deregulated market is scheduled to begin in June 2001, with full deregulation to be in place by January 2002. The underlying wholesale market is going through a restructuring to support this legislation. Part of the restructuring will include further establishing the Electric Reliability Council of Texas (ERCOT) such that all of the generation capacity in that market is managed through a common transmission system. Another part of the restructuring requires investor owned utilities to divest large blocks of their generating assets. Both of these actions are expected to enhance Mirant Texas' position in the marketplace by increasing liquidity in the market and mitigating the market power of the incumbent utilities.

STATE LINE ENERGY

    In December 1997, our subsidiary, State Line Energy, acquired the 515 MW State Line facility from a subsidiary of Commonwealth Edison Company for $68 million. The State Line facility is located on the Indiana-Illinois border near Chicago, a major center of electricity demand in the Midwest. The plant is comprised of two coal-fired generating units, Unit 3 and Unit 4. Commonwealth Edison Company retained the ownership of the switchyard and transmission facilities connecting the State Line station to the Commonwealth Edison Company transmission system, as well as the coal inventory and the sulfur dioxide emissions allowances associated with the State Line facility.

    State Line Energy supplies power to Commonwealth Edison Company under a power purchase agreement expiring in 2012. Commonwealth Edison Company's territory consists of northern Illinois and contains 70% of Illinois' population. In its regulated service area, Commonwealth Edison Company delivers power to 3.4 million customers. If State Line Energy builds new capacity or increases the firm capacity of the plant above 515 MW, State Line Energy may sell that additional capacity and associated energy to third parties, after first offering Commonwealth Edison Company the right to purchase such additional capacity and energy.

    The coal required to operate the facility is supplied by Commonwealth Edison Company under a coal supply agreement. Because Commonwealth Edison Company divested its fossil generation business, it transferred management of its coal supply obligations to Mirant Americas Energy Marketing under a management agreement. Under this agreement, all of Commonwealth Edison

Company's remaining coal and logistics contracts related to State Line Energy are managed by Mirant Americas Energy Marketing.

    State Line Energy is in the process of recovering costs of property damage, liability and business interruption resulting from an explosion and fire in a coal handling area of the facility in July 1998. State Line Energy expects that insurance proceeds will cover these costs. There are also personal injury lawsuits filed against us as a result of this explosion. See "Legal Proceedings."

    The Environmental Protection Agency (EPA) and the Indiana Department of Environmental Management currently are proposing stricter nitrogen oxide emission standards through nitrogen oxide State Implementation Plan calls. At this time, we cannot predict what impact these new standards will have on State Line Energy.

MIRANT WISCONSIN

    Mirant Wisconsin was formed in 1998 to develop, construct, own, operate and maintain the Neenah Power Plant. The Neenah plant is a 309 MW natural gas-fired electric generating plant located near Milwaukee. The plant provides electricity during periods of peak demand. Construction of the plant is complete and the final cost was approximately $94 million. The plant commenced operations on May 8, 2000.

    Mirant Wisconsin sells all of its capacity and electric power output to Wisconsin Electric Power Company under an eight-year power purchase agreement entered into in August 1998 and went into effect in May 2000. Wisconsin Electric provides electric, gas and steam service to more than two million customers in southeastern Wisconsin. The power purchase agreement is structured as a tolling arrangement, whereby Wisconsin Electric pays Mirant Wisconsin a monthly charge designed to provide Mirant Wisconsin a return on capital and to cover debt service and fixed operating costs. Wisconsin Electric also pays a charge for each start and for each running hour for each combustion turbine. These start charges and running hour charges are designed to recover variable costs associated with operating and maintaining the plant. Under this tolling arrangement, Wisconsin Electric supplies natural gas as well as any backup
No. 2 fuel oil used to run the plant at no cost to Mirant Wisconsin. The power purchase agreement has bonus and penalty provisions regarding capacity, heat rate and availability. Prior to the end of the sixth contract year, Wisconsin Electric has the option to renew the power purchase agreement for another five years beyond its initial eight-year term or purchase the Neenah plant from Mirant Wisconsin for $150 million at the end of that term.

    The Neenah plant is located in the Mid-America Interconnected Network (MAIN) region under the North America Electric Reliability Council that covers predominantly Illinois and eastern Wisconsin. The MAIN market is nominally a 55 GW-sized market that is dominated by coal (54%) and nuclear (28%) generating capacity. The MAIN region is currently in need of both capacity designed for a peak demand periods as well as additional transmission capacity.

    Deregulation of the electricity market in Wisconsin has been slow. The Public Service Commission of Wisconsin and the state legislature currently are studying the deregulation of the electricity market and no material legislation has been enacted to date.

OUR EMPLOYEES

    As of December 31, 2000, we employed, directly or through contracts with Mirant Services, LLC, a subsidiary of Mirant, approximately 1,700 people of whom approximately 1,600 were employed at our power plants. Approximately 66% of the employees at our power plants were represented by the following unions:

    - Utility Worker's Union of America, A.F.L.-C.I.O., Local #392. The current collective bargaining agreements terminate on March 1, 2003.

    - Utility Worker's Union of America, A.F.L.-C.I.O., Local #480. The current collective bargaining agreements terminate on June 1, 2001, and are currently being renegotiated.

    - Local Union 503, I.B.E.W. The current collective bargaining agreements terminate on May 31, 2003.

    - United Steelworkers of America, A.F.L.-C.I.O.-C.L.C. The current collective bargaining agreements terminate in December 31, 2004.

    - Local Union 1900, International Brotherhood of Electrical Workers. The current agreement expires on May 31, 2003. However, the contract is subject to reopening for wages and benefits in 2002.

    - International Brotherhood of Electrical Workers Local #1245. The collective bargaining agreement terminates on October 31, 2004.

    We believe that we have a good relationship with our employees.

FACILITIES/PROPERTIES

    We share our corporate offices with Mirant, which currently occupies approximately 300,000 square feet of leased office space in Atlanta, Georgia. Mirant has signed long-term leases for these facilities. In addition to our corporate office space, we lease or own various real property and facilities relating to our operations. We believe that all of our existing office and generating facilities are adequate for our needs through calendar year 2001. If we require additional space, we believe that we will be able to secure space on commercially reasonable terms without undue disruption to our operations.

LEGAL PROCEEDINGS

    CALIFORNIA RELIABILITY-MUST-RUN AGREEMENTS. Mirant California acquired generation assets from PG&E in April 1999, subject to reliability-must-run agreements. These agreements allow the CAISO, under certain conditions, to require certain Mirant California subsidiaries to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant California assumed these agreements from PG&E prior to the outcome of a FERC proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant California by the CAISO under the reliability-must-run agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant California contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the reliability-must-run agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant California for the period from June 1, 1999 through December 31, 2001. On
June 7, 2000, the presiding administrative law judge issued an initial decision in which responsibility to the CAISO for payment of approximately 3% of the revenue requirement was allocated. On July 7, 2000, Mirant California appealed the administrative law judge's decision to the FERC. The outcome of this appeal cannot be determined. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals.

    If Mirant California is unsuccessful in its appeal of the administrative law judge's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2000 would have been approximately $138 million, which is reflected as a current liability on our balance sheet for December 31, 2000, however, there would have been no effect on net income for 2000. This amount does not include interest that may be payable in the event of a refund. If Mirant California is unsuccessful in its appeal, it may pursue other options available under the reliability-must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations.

    CAISO CLAIM FOR EXCESSIVE CHARGES. The CAISO has asserted in a March 22, 2001 filing at FERC that sellers in the California wholesale electricity market have, as a group, charged amounts in the period from May 2000 through February 2001 that exceeded just and reasonable charges by an amount in excess of $6 billion. The CAISO has also asserted that during that period generators in California bid prices into the CAISO real time markets that exceeded just and reasonable amounts by approximately $505 million in the aggregate, of which a single generator (subsequently identified in a news report as Mirant) was alleged by the CAISO to have overcharged by approximately $97 million. We cannot predict the outcome of this proceeding at this time.

    ATTORNEY GENERAL AND CALIFORNIA PUBLIC UTILITIES COMMISSION
INVESTIGATIONS. The CPUC and the California Attorney General's office have each launched investigations into the California energy markets that have resulted in the issuance of subpoenas to several Mirant entities. The CPUC issued one subpoena to Mirant entities in August of 2000 and one in September of 2000. In addition, the CPUC has had personnel onsite on a periodic basis at Mirant California's generating facilities since December 2000. The California Attorney General issued its subpoena to Mirant in February of 2001 under the following caption: "In the Matter of the Investigation of Possibly Unlawful, Unfair, or Anti-Competitive Behavior Affecting Electricity Prices in California." Each of these subpoenas could impose significant compliance costs on Mirant or its subsidiaries. Despite various measures taken to protect the confidentiality of sensitive information produced to these agencies, there remains a risk of governmental disclosure of the confidential, proprietary and trade secret information obtained by the CPUC and the Attorney General through this process. While Mirant will vigorously defend any claims of potential civil liability or criminal wrong-doing asserted against it or its subsidiaries, the results of such investigations cannot now be determined.

    On March 14, 2001, the California Senate announced the formation of a committee to investigate alleged manipulation in the state electricity and natural gas markets. Mirant has received document requests in this investigation and has been asked to make a presentation to the committee.

    CALIFORNIA CLASS ACTION LITIGATION. Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant, Mirant Americas Energy Marketing, Mirant Delta and Mirant Potrero, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern Company as a defendant, it appears that the allegations, as they may relate to Southern Company and its subsidiaries, are directed to activities of subsidiaries of Mirant. One such suit names Mirant itself as a defendant. Southern Company has notified Mirant of its claim for indemnification for costs associated with theses actions under the terms of the Master Separation Agreement that governs the separation of Mirant from Southern Company, and Mirant has undertaken the defense of all of the claims. The final outcome of the lawsuits cannot now be determined.

    CERTAIN CAISO AND PX TRANSACTIONS. For a discussion of the obligation of our California subsidiaries to refund certain costs or provide justification of prices charged in certain transactions into the CAISO and PX markets, see "Our Business--Operations--Recent Developments in the California Electricity Market--CAISO and PX Price Caps."

    ENVIRONMENTAL INFORMATION REQUESTS. Along with several other electric generators that own facilities in New York, in October 1999 Mirant New York received an information request from the State of New York concerning the air quality control implications of various repairs and maintenance activities of Mirant New York at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the State. The State of New York issued notices of violation to some of the utilities being investigated. The State issued a notice of violation to the previous owner of the Lovett facility, Orange and Rockland Utilities, Inc., alleging violations associated with the operation of the Lovett facility prior to the acquisition of the plant by Mirant New York. To date, Mirant New York has not received a notice of violation. Mirant New York disagrees with the allegations of violations in the notice of violation issued to the previous owner. The notice of violation does not specify corrective actions that the State of New York may require. Under the sales agreement with Orange and Rockland Utilities, Inc. for the Lovett facility, Orange and Rockland
Utilities, Inc. is responsible for fines and penalties arising from historical operations, but Mirant New York may be responsible for the cost of purchasing and installing emission control equipment, the cost of which may be material. Mirant New York is engaged in discussions with the State to explore a resolution of this matter.

    In January 2001, the EPA, Region 3 issued a request for information to Mirant Mid-Atlantic concerning the air permitting implications of past repair and maintenance activities at the Potomac River plant in Virginia and Chalk Point, Dickerson and Morgantown plants in Maryland. Mirant Mid-Atlantic is in the process of responding fully to this request.

    STATE LINE LITIGATION. On July 28, 1998, an explosion occurred at our State Line facility causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against Mirant, five of which were filed in Cook County, Illinois. Mirant filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted Mirant's petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

    MIRANT NEW YORK LITIGATION. Mirant New York is currently involved in litigation to enforce a property tax settlement agreement in which it seeks a refund of certain real estate taxes and a reduction of future assessments on its property in New York. The outcome of these proceedings and the amount of such refund, if any, cannot presently be determined.

    In addition to the proceedings described above, we experience routine litigation from time to time in the normal course of our business, which is not expected to have a material adverse effect on our financial condition or results of operations.

REGULATION

U.S. PUBLIC UTILITY REGULATION

    The U.S. electric industry is subject to comprehensive regulation at the federal and state levels. Currently, our facilities are exempt wholesale generators under PUHCA. Our exempt wholesale generators are subject to regulation by the FERC under the Federal Power Act regarding rate matters and by state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority granted by the FERC, although the FERC has the authority to impose cost of service rate regulation if it determines that market pricing is not in the public interest. ISOs also have imposed price caps as part of their regulation of energy exchange participation. Our exempt wholesale generators are also subject to the FERC regulation relating to accounting and reporting requirements, as well as oversight of mergers and acquisitions, securities issuances and dispositions of facilities.

    State or local authorities have historically regulated the distribution and retail sale of electricity, as well as the siting and construction of generating facilities. In addition, our exempt wholesale generators may be subject to a variety of state and local regulations regarding maintenance and expansion of their facilities and financing capital additions if the financing is subject to state public service commission regulation. Outside of the Electric Reliability Council of Texas, the wholesale power sales of our exempt wholesale generators are subject exclusively to FERC regulation under the Federal Power Act and to market regulation institutions, such as regional transmission group and independent system operator market monitoring initiatives authorized by the FERC.

    Currently, we are not subject to, and we do not expect to be subject to, PUHCA unless or until we acquire the securities of a public utility company or public utility assets that are not exempt as an exempt wholesale generator, foreign utility company or qualifying facility.

    Congress is considering legislation to modify federal laws affecting the electric industry. Bills have been introduced in the Senate and the House of Representatives that would, among other things, provide retail electric customers with the right to choose their power suppliers. Modifications to PURPA and PUHCA have also been proposed. In addition, various states have either enacted or are considering legislation designed to deregulate the production and sale of electricity. Deregulation is expected to result in a shift from cost-based rates to market-based rates for electric energy and related services. Although the legislation and regulatory initiatives vary, common themes include the availability of market pricing, retail customer choice, recovery of stranded costs and separation of generation assets from transmission, distribution and other assets. It is unclear whether or when all power customers will obtain open access to power supplies. Decisions by regulatory agencies may have a significant impact on the future economics of our business.

    In emergency conditions, such as have recently occurred in California, our public utility operations may be subject to extraordinary and costly emergency service requirements. The DOE recently exercised its emergency authority to require interconnections and sales of power into the California market, and further orders of this nature may be issued with respect to either the California market or other markets in the event the DOE or other state or federal regulatory agencies deem emergency conditions to exist.

    The FERC has issued power and gas transmission initiatives that require electric and gas transmission services be offered on an open-access basis unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, we cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission additions in specific markets.

ENVIRONMENTAL REGULATION

    Our operations are subject to extensive federal, state and local laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Our compliance with these environmental requirements necessitates significant capital and operating expenditures related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities. Our expenditures, while not prohibitive in the past, are anticipated to increase in the future along with the increase in stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets we operate that are subject to environmental regulation. We cannot assure you that future compliance with these environmental requirements will not adversely affect our operations or financial condition.

    Over the past several years, the utility industry, state, federal and foreign governments and international organizations have been concerned about global climate change. Because our fossil fuel-fired plants emit carbon dioxide, the costs of any "greenhouse gas" restrictions could adversely affect our operations. The impact of future regulations on our facilities and operations remains uncertain.

    The environmental laws and regulations in the United States illustrate the comprehensive environmental regulations that govern our operations. Our most significant environmental requirements result from the Clean Air Act and the 1990 Clean Air Act Amendments. Under the Clean Air Act, we are required to comply with a broad range of restrictions concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in or near metropolitan areas such as New York City, Boston, Chicago, Washington, D.C. or San Francisco, classified by the EPA as not achieving the ambient air quality standards, thereby triggering the most stringent air regulation requirements.

    In the future, we anticipate increased regulation of our facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. The EPA and several states are in the process of enacting more stringent air quality regulatory requirements. For example, the EPA recently promulgated a new regulation, known as the "Section 126 Rule," that allocates nitrogen oxide emissions allowances to various electric generating facilities in twelve states, including Indiana, Maryland, New York, Virginia and the District of Columbia. The Section 126 Rule becomes effective on May 1, 2003. The EPA also has established nitrogen oxide emission caps for several eastern states that must be implemented by these states beginning May 2004. Under either rule, if a plant exceeds its allocated allowances under this rule, the plant must purchase additional, unused allowances from other regulated plants or install controls to reduce emissions. The State of New York and State of Massachusetts are also developing regulations to further reduce nitrogen oxide and sulfur dioxide emissions. We expect to incur additional compliance costs as a result of these developments.

    On November 3, 1999, the United States Department of Justice filed a complaint against seven electric utilities for alleged violations of Clean Air Act requirements related to modifications of existing sources at coal-fired utility generation stations located in the southern and midwestern regions of the United States and also issued an administrative order to the Tennessee Valley Authority for similar violations at seven of its coal-fired power plants. Since then, the EPA has added additional utilities to the litigation and has also issued administrative notices of violation alleging similar violations at other coal-fired power plants. The electric utility industry strongly disagrees with the EPA's positions in the law suits. To date no lawsuits or administrative actions alleging similar violations have been brought by the EPA against us, our subsidiaries or any of our power plants, but the EPA has requested information concerning four of Mirant Mid-Atlantic's plants. Also, the State of New York has issued a notice of violation to the previous owner of our Lovett facility. For more information about the matter, see "--Legal Proceedings." We cannot assure you that lawsuits or other administrative actions against our power plants will not be filed or taken in the future. If an action is filed against us or our power plants and we are judged to not be in compliance, this could require substantial expenditures to bring our power plants into compliance and have a material adverse effect on our financial condition, cash flows and results of operations.

    Several other environmental laws in the United States also affect our operations. For example, we are required under the Clean Water Act to comply with effluent and intake requirements, technological controls and operating practices. Our wastewater discharges are permitted under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality, the requirements applicable to water quality are expected to increase in the future. For example, the EPA has proposed a new rule that would impose more stringent standards on the cooling water intakes for new plants and is scheduled to propose a similar regulation for intakes on existing plants. We expect to incur additional compliance costs as a result of the increased regulation of water quality.

    Our facilities are also subject to several waste management laws and regulations in the United States. The Resource Conservation and Recycling Act sets forth very comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste materials from our facilities. Recently, the EPA indicated that it may begin to regulate fossil fuel combustion materials, including types of coal ash, as hazardous waste under the Resource Conservation and Recycling Act. If the EPA implements its initial proposals on this issue, we may be required to change our current waste management practices and expend significant resources on the increased waste management requirements caused by the EPA's change in policy.

    From time to time, the federal Comprehensive Environmental Response, Compensation and Liability Act, known as the Superfund, applies to our facilities or other sites in the United States. The Superfund establishes a framework for dealing with the cleanup of contaminated sites. Many states, like Massachusetts, New Jersey and Georgia, have enacted state superfund statutes. Under these laws, we are required to undertake, from time to time, corrective action for soil and groundwater conditions identified at our facilities. We are currently undertaking corrective action at some of our recently acquired facilities for conditions that were identified during our due diligence related to the acquisition. We have purchased environmental insurance at some of our facilities to mitigate risks associated with some of these conditions, as well as other unknown environmental conditions. We do not expect these corrective actions to require significant expenditures.

    In connection with asset acquisitions and other transactions, we also may obtain or be required to provide indemnification against environmental liabilities and responsibilities. Typically, the indemnification we receive is limited in scope and time period. In some transactions, we did not receive an environmental indemnity. To minimize our exposure for such liabilities, we conduct, through environmental due diligence, assessments of the assets we wish to acquire or operate. Thus far, we have not incurred any material environmental liabilities arising from our acquisition or divestiture activities.

    We believe we are in compliance in all material respects with applicable environmental laws. While we believe our procedures and facilities comply with applicable environmental laws and regulations, we cannot provide assurances that additional costs will not be incurred as a result of new interpretations or applications of existing laws and regulations or the enactment of more stringent requirements.

SUMMARY OF THE INDEPENDENT ENGINEER'S REPORT

    As independent engineer, R.W. Beck, Inc. has prepared a report dated
April 13, 2001 a copy of which is attached as Annex A to this information circular, and a supplement to the report available by accessing Mirant's
Form 8-K, filed on April 13, 2001. Following is a summary of the conclusions reached by the independent engineer in its report. The independent engineer's conclusions are subject to the assumptions and qualifications set forth in the Independent Engineer's Report, and you should read this summary in conjunction with the full text of the Independent Engineer's Report. All capitalized terms in this summary are defined in the attached Independent Engineer's Report.

    The independent engineer has expressed the following opinions:

        1. The sites for the Mirant Generation Facilities are suitable for the Mirant Generation Facilities' continued operation.

        2. The Mirant Generation Facilities have been operated and maintained in accordance with generally accepted industry practices, and the technologies in use at the Mirant Generation Facilities are sound, proven conventional methods of electric generation. If operated and maintained as proposed by Mirant Generation and the project companies, the Mirant Generation Facilities should be capable of meeting the requirements of the respective power purchase agreements and currently applicable environmental permit requirements. Furthermore, all off-site requirements of the Mirant Generation Facilities have been adequately provided for, including fuel supply, water supply, ash and wastewater disposal, and electrical interconnection.

        3. The Mirant Generation Facilities should be capable of achieving the projected annual average net capacities, annual equivalent availability factors, net generation, and net heat rates assumed in the Projected Operating Results.

        4. Provided that: (1) the units are operated and maintained by Mirant Generation in accordance with the policies and procedures as presented by Mirant Generation; (2) all required renewals and replacements are made on a timely basis as the units age; and (3) fuels burned by the units are within the expected ranges with respect to quantity and quality, the Mirant Generation Facilities should have useful lives of at least 20 years.

        5. Through either the experience of the existing personnel or other Mirant operating subsidiaries, Mirant Generation has demonstrated the capability to operate the Mirant Generation Facilities. With the exception of the Neenah and Bosque Facilities, for which operating procedures have not been reviewed, the operating programs and procedures which are currently in place for the Mirant Generation Facilities are consistent with generally accepted practices in the industry, and Mirant Generation has incorporated organizational structures that are comparable to other facilities using similar technologies.

        6. The Environmental Site Assessments (ESAs) and updated report for the sites of the Mirant Mid-Atlantic Facilities were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which we are familiar. With respect to the other Mirant Generation Facilities, because no updated ESAs of previous or recent environmental investigations regarding the potential for site contamination issues at the other sites have been provided for our review, we can offer no opinion with respect to potential site contamination issues at the sites of the other Mirant Generation Facilities, if any, or potential future remediation costs should contamination be found.

        7. The major permits and approvals required to operate the Mirant Generation Facilities have been obtained and are currently valid or are in the process of being renewed, and we are not aware of any technical circumstances that would prevent the renewal of the major permits or approvals.

        8. The Mirant Generation Facilities appear to be in material compliance with the various conditions set forth in the key permits and approvals and consent orders as applicable.

        9. Mirant Generation's estimates of the costs of operating and maintaining the Mirant Generation Facilities, including provision for capital expenditures and major maintenance, are within the range of the costs of similar plants with which we are familiar.

        10. For the Base Case Projected Operating Results, the projected revenues from the sale of electricity are adequate to pay annual operating and maintenance expenses (including capital expenditures and major maintenance), fuel expense, and other operating expenses. Such revenues provide an annual interest coverage on debt that we intend to issue in the capital markets in the near future of at least 2.70 times the annual interest requirement in annual interest requirement in each year during the term of such debt issuances and a weighted average coverage of 3.21 times the annual interest requirements over the term of such debt issuances. There is insufficient cash available after the payment of interest in 2006 and 2011 to repay the entire principal due on such debt issuances. Mirant Generation has assumed that the debt we intend to issue in the near future will be refinanced upon maturity.

SUMMARY OF THE INDEPENDENT MARKET EXPERT'S REPORT

    PA Consulting Group (PA), our independent market consultant, has prepared an Independent Market Expert's Report dated March 12, 2001, a copy of which is attached as Annex B to this information circular.

    In the preparation of the Independent Market Expert's Report, and the opinion contained in the report, the independent market consultant has made the following qualifications about the information contained in its report and the circumstances under which the report was prepared:

    - Some information in the report is necessarily based on predictions and estimates of future events and behaviors.

    - Such predictions or estimates may differ from that which other experts specializing in the electricity industry might present.

    - Actual results may differ, perhaps materially, from those projected.

    - The provision of the report does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included in the report, or to undertake an analysis of their own.

    - The report is not intended to be a complete and exhaustive analysis of the subject issues, and therefore will not consider some factors that are important to a potential investor's decision making.

    - The Independent Market Consultant and its employees cannot accept liability for loss, whether direct or consequential, suffered in consequence of reliance on its report, and nothing in the report should be taken as a promise or guarantee as to the occurrence of any future events.

MARKET DESCRIPTION

    The portfolio of Mirant Generation's assets totals 12,480 MW located in the following markets: Pennsylvania-New Jersey-Maryland Interconnection LLC (PJM), Mid-America Interconnected Network (MAIN), East Central Area Reliability Coordination Agreement (ECAR), Western Systems Coordinating Council (WSCC) California, New York Power Pool (New York), New England Power Pool (NEPOOL), and Electric Reliability Council of Texas (ERCOT).

    Over the past two decades, the structure of the electric power industry has been dramatically changed by the emergence of a networked industry. A market trend that has paralleled the integration of the transmission network is the introduction of wholesale and retail competition in formerly regulated markets. Some regions currently have fixed reserve margin requirements coupled with capacity markets, while others implicitly price capacity through on-peak energy prices, ancillary service prices, and bilateral option contracts. In addition, some regions have developed bid-based markets for the provision of energy, ancillary services, and/or capacity, while others continue to rely on bilateral contracts. It is not clear which model will eventually become more widespread. For example, in the California market, recent developments have slowed the deregulation paradigm; the California Power Exchange has suspended operations and utilities have been forced to seek bilateral contracts. Nevertheless, in both types of markets, new generating capacity will be developed based on the revenue streams determined through competition. While the type of market in place in a given region will determine the composition of the revenue streams and will affect the mix and timing of new generating units, the financial return on new assets is likely to be similar in both types of markets, as generators seek to cover their total going-forward costs.

FORECASTING METHODOLOGY

    The following is PA's description of its forecasting methodology.

    PA employs its proprietary market valuation process, MVP(SM), to estimate the value of electric generation units based upon the level of energy prices and their volatility. MVP(SM) is a three-step process. The first step is to conduct a "fundamental analysis" to examine how the level of prices responds to changes in the fundamental drivers of supply and demand. The fundamental analysis is conducted with a production-cost model that provides insights into the basic market drivers: fuel prices, demand, entry, and exit. The second step utilizes the results of the fundamental analysis to derive a "real market" price shape from the fundamental price levels. This step also characterizes the hourly volatility in the fundamental prices. The third step examines how a generation unit responds to those prices and derives value from operational decisions. Through the three-step process MVP(SM)integrates the fundamental and volatility approaches to create a better estimate of the value of a generating unit by accounting for volatility effects and changes in the fundamental drivers of electricity prices. The WSCC, New York, NEPOOL, and PJM markets are modeled using the MVP(SM) method. The ERCOT, ECAR, and MAIN regions are modeled using the fundamental analysis due to the nature of the assets and their contractual arrangements.

KEY ASSUMPTIONS

    In developing its capacity and energy market price forecasts for the markets mentioned above, the independent market consultant made some assumptions related to those markets, including assumptions relating to:

    - demand growth

    - fuel prices

    - capacity additions.

    Each of these assumptions, as well as the input assumptions used in its volatility analyses, is described in detail in the Independent Market Expert's Report.

RESULTS AND SENSITIVITY CASES

    PA modeled the generation asset portfolio under five scenarios: base case, high and low fuel cases, PJM and NPCC generation overbuild, and above normal hydro conditions for California. Initially a base case was developed for each region using the assumptions mentioned above. The base case is not defined as the most likely case. Four sensitivity cases were then developed to aid in understanding some of the downside risks of operating generation assets. The cases presented herein are:

    - HIGH FUEL: an upward shift in prices of oil and gas

    - LOW FUEL: a downward shift in prices of oil and gas

    - OVERBUILD: the potential for generation capacity overbuild in the Northeast region resulting from market over exuberance

    - HIGH HYDRO: the possibility of surplus energy and capacity resulting from above average hydro conditions in the WSCC region.

    Total projected revenues for all of Mirant Generation's assets for each sensitivity case for the period 2001-2020 are described in detail in the Independent Market Expert's Report.

CONCLUSIONS

    Power markets throughout the United States are presently undergoing fundamental change. Market structures are changing to support the introduction of a more competitive environment in the power generation industry. Power pools are being replaced by independent system operators (ISOs) that have both system operations and market operations functions. Through the creation of the new market institutions, participants intend to create efficient power markets where buyers and sellers of generation services will be able to transact business with greater speed.

    In this new environment the nature of electricity pricing, and consequently revenue generation, is shifting away from administered regulation and toward market mechanisms driven by competition. The expected increase in price volatility and related risks associated with these new markets presents both tremendous upside and downside potential for certain generators. In response to these changes, many vertically integrated utilities are re-examining their business model and adjusting their generation asset portfolios. A select group of these utilities have adopted a diverse approach in assembling generation asset portfolios that take advantage of market opportunities. These portfolios are being assembled through utility mergers, new construction, and through the acquisition of assets divested from producers partially or completely exiting the generation business. These portfolios, like the Mirant Generation portfolio, offer decreased risk, as they portray fuel and unit diversity.

                                 OUR AFFILIATES

MIRANT

    Our indirect parent, Mirant, is a global competitive energy company with leading energy marketing and risk-management expertise. Mirant has extensive operations in North America, Europe and Asia. Mirant owns more than 20,000 MW of electric generating capacity around the world, with approximately 9,000 MW of additional electric generating capacity under development in North America. Mirant develops, constructs, owns and operates power plants, and sells wholesale electricity gas and other energy-related commodity products. Mirant considers a project to be under development when it has contracted to purchase machinery for the project, it owns or controls the project site and it is in the permitting process. These projects may or may not have received all of the necessary permits and approvals to begin construction. Mirant cannot provide assurance that these projects or pending acquisitions will be completed. In North America, Mirant also controls access to approximately 3.7 billion cubic feet per day of natural gas production, more than 2.1 billion cubic feet per day of natural gas transportation and approximately 41 billion cubic feet of natural gas storage. We own or control approximately 61% of Mirant's total generating capacity.

    Mirant has ownership and control of power generation and natural gas assets and energy marketing operations in North America and generation, transmission and distribution operations in South America and the Caribbean. Mirant owns and leases power plants in North America with a total generation capacity of over 12,300 MW, and it controls over 2,600 MW of additional generating capacity through management contracts.

    In Europe, Mirant owns a 49% economic interest in Western Power Distribution Holdings UK, whose subsidiaries distribute electricity to approximately
1.4 million end-users in southwest England and approximately 1 million end-users in South Wales. Mirant also owns a 49% economic interest in WPD Limited, which provides water and wastewater treatment services to most of Wales and adjoining parts of England. A binding sale agreement has been signed to sell the water and wastewater treatment services business, subject to the satisfaction of certain conditions. Mirant also owns a 26% interest in Bewag, an electric utility serving over 2 million customers in Berlin, Germany. Mirant's European marketing and risk management business trades power in the Nordic energy markets, as well as in Germany, the Netherlands and Switzerland.

    Mirant, through wholly owned subsidiaries, owns Mirant Asia-Pacific, one of Asia's largest independent power producers with experience in developing, constructing, owning and operating electric power generation facilities in Asia. The majority of Mirant Asia-Pacific's assets are located in the Philippines, with additional assets located in China and Australia. Mirant has a net ownership interest in approximately 3,100 MW of generation capacity in the Philippines and China, with ownership interest in another 250 MW under construction in the Philippines and another 59 MW under construction in China, a coal mining company in Australia and a development team and corporate staff based in Hong Kong. Mirant is currently conducting business development activities in six countries: Australia, China, India, the Philippines, South Korea and Singapore. Most of Mirant's revenues in the Asia-Pacific region have been derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar to mitigate foreign currency exchange risk.

    Mirant was formerly a wholly owned subsidiary of Southern Company. In October 2000, Mirant closed an initial public offering, or IPO, of 66.7 million shares or 19.7% of its common stock. On April 2, 2001, Southern Company distributed the remaining shares of Mirant's common stock to holders of Southern Company's common stock and Mirant ceased being its subsidiary. In April 2001, Mirant was added to the S&P 500 index. For more information on the distribution, see Southern Company's Information Statement filed on Form 8-K with the SEC on March 6, 2001.

    None of our obligations under our debt that we intend to issue in the capital markets in the near future will be obligations of, or guaranteed by, Mirant or any of its affiliates.

MIRANT AMERICAS ENERGY MARKETING

    Mirant Americas Energy Marketing is an indirect wholly owned subsidiary of Mirant. It engages in the marketing and risk management of energy and energy-linked commodities, including electricity, natural gas, oil, coal and emissions allowances in North America. Mirant Americas Energy Marketing is a leading energy marketer in North America. Mirant Americas Energy Marketing was ranked by POWER MARKETS WEEKLY as the sixth largest North American power marketer for year 2000 and by GAS DAILY as the tenth largest North American gas marketer for year 2000. Mirant Americas Energy Marketing is one of only five companies to be included in the top 10 of both of these rankings.

    Mirant Americas Energy Marketing procures fuel for and markets electricity generated by us and Mirant's North American facilities that are not committed under long-term contracts. In addition, Mirant Americas Energy Marketing provides marketing of these and other energy-linked commodities to third parties. Mirant Americas Energy Marketing employees are located primarily in Atlanta, with a staff divided between marketing, asset optimization, logistics, risk control, information technology and other support functions. In 2000, Mirant Americas Energy Marketing marketed an average of 6.9 billion cubic feet of natural gas per day and sold 203 million MWh of electricity. Mirant Americas Energy Marketing owns two seats on and is a member of the New York Mercantile Exchange and is a FERC licensed national energy wholesaler.

    Mirant Americas Energy Marketing's strategy is to be the marketer and risk manager for affiliates and third parties, including Mirant's North American generating assets, gas production from BP Amoco p.l.c., Pan-Alberta Gas Supply Ltd. and Canadian West Gas Supply and other third-party assets. Mirant Americas Energy Marketing's primary responsibilities are asset optimization and the management and coordination of the flow of energy commodities. We believe that Mirant Americas Energy Marketing's energy marketing and risk management expertise and risk controls will add value to our assets. Over the next decade, we expect Mirant Americas Energy Marketing to take advantage of the expected deregulation of the energy business to build upon its position as a leading energy marketer in North America through its marketing and risk management expertise, risk controls and information systems.

    Mirant Americas Energy Marketing has created a comprehensive control and risk management organization to manage and mitigate market price risk, credit risk and operational risk. Key processes executed by this organization include order entry and transaction verification, control of structured transactions, internal and external counterparty credit evaluation, value at risk limits, stress tests, close monitoring of all positions and value at risk and an independent daily marked-to-market portfolio valuation.

MIRANT DEVELOPMENT

    Some of our operating subsidiaries have submitted permit applications for new units at their facilities. Mirant Development has agreed to develop these units, including providing the capital for the projects. Mirant Development also acquires suitable land for additional development in our target markets. Mirant Development will bring facilities under construction to commercial operation, supported by certain completion assurances from Mirant. Where appropriate, we will integrate assets brought to commercial completion by Mirant Development into our existing capital base. As our affiliate, Mirant Development is the appropriate entity to manage development and construction risks.

    Mirant Development currently has over 5,500 MW of generation facilities under development in our core regions, which we expect to have the option, but not the obligation, to purchase or retain, as appropriate, upon commercial completion. Mirant Development and its affiliates have entered into agreements to provide for the necessary equipment for this construction. Mirant Development will primarily utilize gas-fired technologies in a variety of proven commercial configurations based on the needs of the regions in which the assets will operate.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information with respect to our executive officers and directors as of the date of this information circular.

NAME                       AGE                        POSITION
----                     --------   ---------------------------------------------
Richard J. Pershing....     54      President, Chief Executive Officer and
                                    Director

Randall E. Harrison....     49      Senior Vice President, Chief Executive
                                    Officer-West Region and Director

Gary J. Morsches.......     41      Senior Vice President, Chief Executive
                                    Officer-
                                    East Region and Director

William T. Orr.........     39      Senior Vice President, Chief Executive
                                    Officer-Northeast Region and Director

David R. Rozier, Jr....     46      Senior Vice President, Chief Executive
                                    Officer-South Region and Director

Michael L. Smith.......     41      Senior Vice President, Chief Financial
                                    Officer and Director

Anne M. Cleary.........     40      Vice President and President-Mirant
                                    California

Mark S. Lynch..........     47      Vice President, Chief Operating
                                    Officer-Northeast Region and President-Mirant
                                    New York/Mirant New England

John L. O'Neal.........     33      Vice President and President-Mirant
                                    Mid-Atlantic

Bill Bechstein.........     35      Director

Dan McCollom...........     42      Director

    RICHARD J. PERSHING, President, Chief Executive Officer and Director.
Mr. Pershing has also been Chief Executive Officer of Mirant's Americas group since August 1999 and one of Mirant's Executive Vice Presidents since
October 1998. He is responsible for Mirant's North American, South American and Caribbean operations. From November 1997 to October 1998, he was one of Mirant's Senior Vice Presidents. Prior to joining Mirant in 1992, Mr. Pershing held various executive and management positions at Georgia Power Company.

    RANDALL E. HARRISON, Senior Vice President, Chief Executive Officer-West Region and Director. Mr. Harrison has also been Senior Vice President-Americas Group since September 2000. From January 1999 to September 2000, Mr. Harrison was Chief Executive Officer of Mirant California, and from November 1996 to January 1999, he served as Vice President of Business Development for Mirant's North America division. Prior to this role, since March 1995, Mr. Harrison was assigned as a Project Director for Mirant's North America business development division.

    GARY J. MORSCHES, Senior Vice President, Chief Executive Officer-East Region and Director. Mr. Morsches has also served as Senior Vice President-Americas Group since November 7, 2000. Mr. Morsches also serves as President of Mirant Americas Energy Marketing, a position he has held since October 1999. Prior to that, Mr. Morsches was the Senior Vice President and Chief Operating Officer of Mirant Americas Energy Marketing and served in this capacity since he joined Mirant

Americas Energy Marketing in 1997. Prior to joining Mirant Americas Energy Marketing, Mr. Morsches was a Director at Enron Gas Services Company in Houston, Texas.

    WILLIAM T. ORR, Senior Vice President, Chief Executive Officer-Northeast Region and Director. Mr. Orr has also been Senior Vice President-Americas Group since September 2000. Previously, since 1998, Mr. Orr was Regional Vice President of Mirant Americas Energy Marketing. In this role he managed trading, asset management, and sales/marketing for the Western region of Mirant Americas Energy Marketing operations. From 1996 until 1998, Mr. Orr was Vice President of marketing at Mirant Americas Energy Marketing, where he managed unregulated sales and marketing functions for North American operations. Prior to joining Mirant Americas Energy Marketing, Mr. Orr was Director of commercial business for Ferrell North America, a division of Ferrellgas.

    DAVID R. ROZIER, JR., Senior Vice President, Chief Executive Officer-South Region and Director. Mr. Rozier has also been Senior Vice President-Americas Group since September 2000. Previously, since February 1999, Mr. Rozier was Vice President of the Mid-Continent for Mirant Americas. In this role, he managed operations and development of power generation projects in the Mid-Continent Region. Mr. Rozier joined Mirant in October 1996 and served as assistant controller and director of financial planning. Prior to joining Mirant, Mr. Rozier held various roles with Georgia Power Company, including Regional Manager, Manager of Federal Legislative Affairs and Manager of Capital Budgeting.

    MICHAEL L. SMITH, Senior Vice President, Chief Financial Officer and Director. Mr. Smith has also been Senior Vice President and Chief Financial Officer of Mirant's Americas Group since September 2000 and June 2000, respectively. From September 1997 through May 2000, Mr. Smith served as the Chief Financial Officer for Mirant Americas Energy Marketing. From 1996 through 1997, he was Manager of Planning and Evaluation for Vastar Resources, Inc., and from 1994 through 1995, Mr. Smith was Vastar's Manager of Business Analysis.

    ANNE M. CLEARY, Vice President and President of Mirant California.
Mrs. Cleary oversees our power generation assets in California. Previously, Mrs. Cleary was Vice President of External and Regulatory Affairs for Mirant Americas. From 1999 until May 2000, Mrs. Cleary served as Vice President of North American Business Development, where she directed all phases of business development, including identification, acquisition and financing of strategic energy investments. Prior to this, Mrs. Cleary held various roles with Mirant and Southern Company Services including Director of Market Analysis and Project Manager in System Planning.

    MARK S. LYNCH, Vice President, Chief Operating Officer-Northeast Region and President of Mirant New York/Mirant New England. Mr. Lynch served as Chairman of Dwr Cymru, a Welsh water utility located in the United Kingdom since 2000.
Mr. Lynch served as Vice President, Power Generation and Delivery at Mississippi Power Company from 1999 to 2000. From 1996 to 1999, Mr. Lynch served as President and Chief Executive Officer for Empresa Electrica del Norte Grande, S.A. (EDELNOR). Mr. Lynch served on the EDELNOR Board of Directors, and was Vice President, Construction and Project Development for Southern Energy from 1995 to 1996.

    JOHN L. O'NEAL, Vice-President and President of Mirant Mid-Atlantic. Previously, Mr. O'Neal served as the Director of Asset Management and Cash Trading for the West Region of Mirant Americas Energy Marketing from 1999 to July 2000. Mr. O'Neal traded short-term and forward power throughout the West Region of Mirant Americas Energy Marketing from August 1997 to 1999. Prior to joining Mirant Americas Energy Marketing in 1997, Mr. O'Neal served as assistant to the President and Chief Executive Officer and the Chief Financial Officer of Mirant since 1995.

    BILL BECHSTEIN, Director. Mr. Bechstein is currently Vice President and Director, Client Services for Delaware Corporate Management, Inc. He has been employed by Delaware Corporate Management,

Inc. since February 1991. Mr. Bechstein serves on the board of directors for a number of Delaware corporations.

    DAN MCCOLLOM, Director. Mr. McCollom is a partner at the law firm of Morris James Hitchens & Williams LLP. Mr. McCollom serves on the board of directors for a number of Delaware corporations.

COMPENSATION

    Mirant Services, LLC directly pays the salaries of our officers listed above. A portion of those salaries will be effectively paid by us through an executive and administrative services agreement with Mirant Services, LLC. For 2000, the aggregate amount of base salaries paid to all officers as a group, on an annual basis for services to us in all capacities, was approximately
$2.3 million.

    All members of our management will be eligible to participate in employee benefit plans and arrangements sponsored by Mirant for its similarly situated employees. This includes its pension plan, savings plan, long-term incentive compensation plan, annual incentive compensation plan, health and welfare plans and other plans that may be established in the future.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

    Each of our subsidiaries and Mirant Services, LLC have entered into a General Services Agreement. Pursuant to these agreements, Mirant Services, LLC provides each subsidiary with various advisory, professional, technical and administrative services. These services include accounting, corporate planning, support, development, executive management, human resources, industrial relations and information services. Each of these agreements will continue in effect for such period as such subsidiary requests services under the agreement. All charges for services rendered under these agreements are based on "cost." All costs that can be directly attributed to a particular service are assigned to the user of that service, and common costs are allocated on a fair and equitable basis.

    Mirant Mid-Atlantic Services, LLC, an indirectly wholly owned subsidiary of Mirant, acting as an independent contractor, hired PEPCO personnel to provide operation, maintenance and management services and advice to Mirant Mid-Atlantic and some of its subsidiaries. Each company using such personnel will pay a fee to Mirant Mid-Atlantic Services, LLC equal to the costs of providing such services. These agreements will expire on December 31, 2001, but will automatically renew for successive one-year terms unless either party to the agreement notifies the other, at least 90 days before the expiration date, that the agreement will not be renewed.

    Mirant Development is developing units on brownfield sites owned by our operating subsidiaries. These units are in the permitting phase, and once the permits are issued, we intend to transfer the right to develop the project to special purpose subsidiaries either owned by Mirant Development or us. Mirant Development will provide the capital required for the projects and will have construction risk for these projects. Upon completion of units owned by our special purpose subsidiaries, we will either repay the capital required for completion or transfer the ownership of the project to Mirant Development for sale to third parties. In other cases, we may assign the right to develop the brownfield projects to subsidiaries or affiliates of Mirant Development. Once these projects are completed, we expect to have the option, but not the obligation, to purchase the completed units. In addition, we expect to have the option, but not the obligation, to purchase any other assets brought to completion by Mirant Development.

    Each of our generating subsidiaries, to the extent permitted by long term agreements with third parties, has entered into a series of agreements with Mirant Americas Energy Marketing, under which Mirant Americas Energy Marketing will supply or arrange for the supply of all fuel required by the generating facilities; bid, schedule and dispatch the generating units; monitor emissions and procure necessary emissions credits; and purchase or arrange for the sale of all capacity, energy and ancillary services produced by the generating facilities.

    The agreements between Mirant Americas Energy Marketing and our Mid-Atlantic, California, New England and New York subsidiaries provide that Mirant Americas Energy Marketing will pay the subsidiaries for the actual price received by Mirant Americas Energy Marketing from third parties for the available capacity, energy and ancillary services produced by the subsidiaries or, in the event such capacity, energy and ancillary services are used to supply Mirant Americas Energy Marketing's obligations under the PEPCO transition power agreements, market prices. Mirant Americas Energy Marketing enters into financial products (including, but not limited to, swaps, contracts for differences, options and weather derivatives) and forward sales, hedges and other transactions, and our subsidiaries receive the gains and bear the losses from such products and transactions. Because Mirant Americas Energy Marketing charges our subsidiaries for credit losses associated with market transactions, our subsidiaries retain the risk of collection for amounts due from third parties for transactions entered into by Mirant Americas Energy Marketing in connection with the assets owned and operated by our subsidiaries. These agreements expire on December 31, 2001, but may be extended by mutual agreement between our subsidiaries and Mirant Americas Energy Marketing.

    In addition to the subsidiaries' payment to Mirant Americas Energy Marketing for fuel and other expenses, Mirant Americas Energy Marketing is entitled to a bonus from the California, Mid-Atlantic, New England and New York subsidiaries if the revenues received by the respective subsidiaries exceed the costs payable, excluding operations and maintenance expenses and lease payments, to Mirant Americas Energy Marketing by a specified amount. We refer to the amount, if any, by which the revenues exceed these costs as net revenues. Our California, Mid-Atlantic, New England and New York subsidiaries retain all net revenues up to a specified threshold, and amounts in excess of such threshold are shared between the subsidiaries and Mirant Americas Energy Marketing. The fees and net revenue sharing arrangements described below are included in the financial projections described elsewhere in this information circular.

    - Mirant Mid-Atlantic: Mirant Americas Energy Marketing is entitled to a fee of $7.3 million and 50% of the annual net revenue in excess of $896 million.

    - Mirant California: Mirant Americas Energy Marketing is entitled to a fee of $7.6 million and 50% of the annual net revenue in excess of $512 million.

    - Mirant New England: Mirant Americas Energy Marketing is entitled to a fee of $3.9 million and 50% of the annual net revenue in excess of $88 million.

    - Mirant New York: Mirant Americas Energy Marketing is entitled to a fee of $3.0 million and 50% of the annual net revenues in excess of $197 million.

    With respect to the generating facilities located in Texas, Mirant Texas and Mirant Americas Energy Marketing entered into two tolling agreements, under which Mirant Americas Energy Marketing pays Mirant Texas annual capacity based payments on the guaranteed capacity of the generating units. Mirant Americas Energy Marketing also pays Mirant Texas a fee for each MWh of energy generated. One agreement expires on December 31, 2003 and the other expires on May 31, 2005, but each may be extended by mutual agreement.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets December 31, 2000 and 1999......    F-3

Consolidated Statements of Income for the Years Ended
  December 31, 2000, 1999 and 1998..........................    F-4

Consolidated Statements of Stockholder's Equity for the
  Years Ended December 31, 2000, 1999 and 1998..............    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................    F-6

Notes to Consolidated Financial Statements..................    F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Mirant Americas Generation, Inc.:

    We have audited the accompanying consolidated balance sheets of MIRANT AMERICAS GENERATION, INC. (a Delaware corporation) AND SUBSIDIARIES (formerly Southern Energy North America Generating, Inc.), as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirant Americas
Generation, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 28, 2001

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                 (IN MILLIONS)

                                                                2000       1999
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   83     $   31
  Receivables:
      Customer accounts.....................................       24         12
      Affiliates (Notes 3 and 8), net of allowance for
       doubtful accounts of $50 and $0 in 2000 and 1999,
       respectively.........................................      599        131
      Insurance receivable..................................        0         27
  Notes receivable from affiliates (Note 3).................       48          0
  Fuel stock................................................       50         29
  Materials and supplies....................................       79         31
  Deferred income taxes (Note 6)............................       78          4
  Prepayments...............................................       70         28
  Other.....................................................        6         12
                                                               ------     ------
          Total current assets..............................    1,037        305
                                                               ------     ------
PROPERTY, PLANT & EQUIPMENT:
  Land......................................................      120        104
  Plant and equipment.......................................    2,452      1,223
                                                               ------     ------
                                                                2,572      1,327
  Less accumulated provision for depreciation...............      (92)       (40)
                                                               ------     ------
                                                                2,480      1,287
  Construction work in progress.............................      218        205
                                                               ------     ------
          Total property, plant & equipment, net............    2,698      1,492
                                                               ------     ------
NONCURRENT ASSETS:
  Notes receivable from affiliates (Note 3).................      223          0
  Goodwill, net of accumulated amortization of $17 and $5 in
    2000 and 1999, respectively.............................    1,512        269
  Intangible Assets:
      Power purchase agreements, net of accumulated
       amortization of $2 and $2 in 2000 and 1999,
       respectively.........................................        9         10
      Trading benefits, net of accumulated amortization of
       $19 and $4 in 2000 and 1999, respectively............      372        207
      Development rights, net of accumulated amortization of
       $13 and $9 in 2000 and 1999, respectively............      254        230
  Other.....................................................       66         18
                                                               ------     ------
          Total noncurrent assets...........................    2,436        734
                                                               ------     ------
          Total assets......................................   $6,171     $2,531
                                                               ======     ======
                      LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $   89     $  122
  Payable to affiliates (Note 3)............................      496         34
  Notes payable (Note 5)....................................      945          0
  Accrued taxes.............................................       49          6
  Revenues subject to refund................................      150          9
  Other.....................................................       10          1
                                                               ------     ------
          Total current liabilities.........................    1,739        172
                                                               ------     ------
NONCURRENT LIABILITIES:
  Notes payable (Note 5)....................................    1,450      1,290
  Deferred income taxes (Note 6)............................      175         27
  Other.....................................................        5         12
                                                               ------     ------
          Total noncurrent liabilities......................    1,630      1,329
                                                               ------     ------
COMMITMENTS AND CONTINGENT MATTERS (NOTE 4)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 1,000 shares authorized,
    issued, and outstanding.................................        0          0
  Additional paid-in capital................................    2,820      1,025
  (Accumulated deficit) retained earnings...................      (18)         5
                                                               ------     ------
          Total stockholder's equity........................    2,802      1,030
                                                               ------     ------
          Total liabilities and stockholder's equity........   $6,171     $2,531
                                                               ======     ======

   The accompanying notes are an integral part of these consolidated balance sheets.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN MILLIONS)

                                                                2000       1999       1998
                                                              --------   --------   --------
OPERATING REVENUES..........................................   $1,930      $689       $40
                                                               ------      ----       ---
OPERATING EXPENSES:
  Cost of fuel, electricity, and other products.............    1,005       357         5
  Maintenance...............................................       68        35         3
  Depreciation and amortization.............................       82        57         3
  Selling, general, and administrative......................      289        70        11
  Taxes other than income taxes.............................       68        35         4
  Other.....................................................       70        35         0
                                                               ------      ----       ---
      Total operating expenses..............................    1,582       589        26
                                                               ------      ----       ---

OPERATING INCOME............................................      348       100        14
                                                               ------      ----       ---

OTHER INCOME (EXPENSE):
  Interest income...........................................        6         5         0
  Interest expense..........................................      (99)      (67)       (3)
  Other income..............................................        9         0         0
  Gain from insurance proceeds (Note 4).....................        0        30         0
                                                               ------      ----       ---
      Total other expense, net..............................      (84)      (32)       (3)
                                                               ------      ----       ---
INCOME BEFORE INCOME TAXES..................................      264        68        11
PROVISION FOR INCOME TAXES..................................      106        27         5
                                                               ------      ----       ---
NET INCOME..................................................   $  158      $ 41       $ 6
                                                               ======      ====       ===

 The accompanying notes are an integral part of these consolidated statements.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN MILLIONS)

                                                                            RETAINED
                                                             ADDITIONAL     EARNINGS
                                                   COMMON     PAID-IN     (ACCUMULATED
                                                   STOCK      CAPITAL       DEFICIT)      TOTAL
                                                  --------   ----------   ------------   --------
BALANCE, JANUARY 1, 1998........................     $0        $   29        $   6        $   35
  Net income....................................      0             0            6             6
  Capital contributions.........................      0           246            0           246
  Dividends.....................................      0             0           (6)           (6)
                                                     --        ------        -----        ------
BALANCE, DECEMBER 31, 1998......................      0           275            6           281

  Net income....................................      0             0           41            41
  Capital contributions.........................      0           750            0           750
  Dividends.....................................      0             0          (42)          (42)
                                                     --        ------        -----        ------
BALANCE, DECEMBER 31, 1999......................      0         1,025            5         1,030

  Net income....................................      0             0          158           158
  Capital contributions.........................      0         1,795            0         1,795
  Dividends.....................................      0             0         (181)         (181)
                                                     --        ------        -----        ------
BALANCE, DECEMBER 31, 2000......................     $0        $2,820        $ (18)       $2,802
                                                     ==        ======        =====        ======

 The accompanying notes are an integral part of these consolidated statements.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                 (IN MILLIONS)

                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income................................................  $   158    $    41     $   6
                                                              -------    -------     -----
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:

      Depreciation and amortization.........................       82         57         3

      Deferred income taxes.................................      (23)        22         0
      Changes in certain assets and liabilities, excluding
       effects from acquisitions:

          Accounts receivable and receivables from
            affiliates, net.................................     (457)      (141)       (8)

          Materials and supplies............................       14        (33)        0

          Accounts payable and accrued liabilities..........      462        (10)       14

          Accrued taxes.....................................       43          2         5

          Other, net........................................      (11)       (40)        6
                                                              -------    -------     -----

              Total adjustments.............................      110       (143)       20
                                                              -------    -------     -----

              Net cash provided by (used in) operating
                activities..................................      268       (102)       26
                                                              -------    -------     -----
CASH FLOWS FROM INVESTING ACTIVITIES:

  Capital expenditures......................................     (225)      (232)      (80)

  Notes receivable from affiliates..........................     (271)         0         0

  Proceeds from sale of materials and supplies..............       18          0         0

  Cash paid for acquisitions................................     (917)    (1,343)     (538)

  Expenditures to replace damaged property (Note 4).........        0          0        (5)
                                                              -------    -------     -----

              Net cash used in investing activities.........   (1,395)    (1,575)     (623)
                                                              -------    -------     -----
CASH FLOWS FROM FINANCING ACTIVITIES:

  Capital contributions.....................................      255        750       246

  Payment of dividends......................................     (181)       (42)       (6)

  Proceeds from issuance of debt............................    1,105      1,290       357

  Repayment of intercompany debt............................        0       (290)        0
                                                              -------    -------     -----

              Net cash provided by financing activities.....    1,179      1,708       597
                                                              -------    -------     -----

NET INCREASE IN CASH AND CASH EQUIVALENTS...................       52         31         0

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       31          0         0
                                                              -------    -------     -----

CASH AND CASH EQUIVALENTS, END OF YEAR......................  $    83    $    31     $   0
                                                              =======    =======     =====
SUPPLEMENTAL CASH FLOW DISCLOSURES:

  Cash paid for interest, net of amounts capitalized........  $    89    $     9     $   0
                                                              =======    =======     =====

  Cash paid for income taxes................................  $    60    $    13     $   5
                                                              =======    =======     =====
Noncash financing activities:

  Capital contributions.....................................  $ 1,540    $     0     $   0
                                                              =======    =======     =====
BUSINESS ACQUISITIONS:

  Fair value of assets acquired.............................  $ 2,591    $ 1,358     $ 607

  Less cash paid............................................      917      1,343       538
                                                              -------    -------     -----

  Liabilities assumed and non-cash equity contributions.....  $ 1,674    $    15     $  69
                                                              =======    =======     =====

 The accompanying notes are an integral part of these consolidated statements.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    Mirant Americas Generation, Inc., formerly Southern Energy North America Generating, Inc., (collectively, the "Company" or "Mirant Americas Generation"), a Delaware corporation, was incorporated in May of 1999. In the same year, all assets and liabilities of Mirant State Line Ventures, Inc (purchased from Commonwealth Edison in December 1997), Mirant New England Investments, Inc (purchased from Commonwealth Energy System and Eastern Utilities Associates in December 1998), Mirant New York (purchased from Orange and Rockland
Utilities, Inc. and Consolidated Edison Company of New York in June 1999), and Mirant California Investments, Inc., the assets of which were purchased from Pacific Gas & Electric in April 1999, were merged with and into Mirant Americas Generation, Inc. in a common control reorganization. Mirant Americas Generation is an indirect wholly owned subsidiary of Mirant Corporation ("Mirant" or the "Parent"). Until September 26, 2000, Mirant was wholly owned by the Southern Company ("Southern"). On September 27, 2000, Mirant sold approximately 20% of its common stock to the public. The remaining 80% of the common shares are held by Southern.

    Mirant Americas Generation is engaged in the development and operation of domestic nonregulated power generation facilities.

BASIS OF PRESENTATION

    The consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues derived from power generation are recognized upon output, product delivery, or satisfaction of specific targets, all as specified by contractual terms.

CONCENTRATION OF REVENUE

    Under its agreements (Note 3) with Mirant Americas Energy Marketing, LP ("Mirant Americas Energy Marketing"), the Company retains the ultimate credit risk from the sales that Mirant Americas Energy Marketing engages in on its behalf. During 2000, approximately 60% of the Company's revenues were attributable to sales to the California market.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

MATERIALS AND SUPPLIES AND FUEL STOCK

    Inventories are carried at the lower of cost or market. Cost is computed for materials and supplies on an identified basis, and in the case of fuel inventory, on an average cost basis. Fuel stock is removed from the inventory account once used in production; materials and supplies are removed from the account once used for repairs, maintenance or capital projects.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant, and equipment are recorded at cost to the Company, which includes materials, labor, and appropriate administrative costs that primarily include general costs and the estimated cost of debt funds used during construction. The costs of maintenance, repairs, and replacement of minor items of property are charged to maintenance expense as incurred. Production assets are depreciated on a straight-line basis over a period of 19 to 42 years. Other fixed assets are depreciated on a straight-line basis over a period of 2 to 30 years. Recoverability of these assets is reviewed annually or as changes in circumstances indicate that the carrying amount may exceed fair value in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    Construction work in process is recorded at cost to the Company, which includes materials, labor, appropriate administrative costs, and the estimated cost of debt funds used during construction.

    The Company expenses all maintenance costs unless the expenditure increases the useful life of the capital asset or the expenditure produces a future economic benefit.

GOODWILL AND SPECIFICALLY IDENTIFIABLE INTANGIBLE ASSETS

    The Company amortizes costs in excess of the fair value of net assets of the businesses acquired using the straight-line method over the period expected to benefit from each acquisition, not to exceed 40 years. Specifically identifiable intangible assets consist of acquired trading and development rights that are amortized over the estimated useful life of each of the acquisitions, ranging from 15 to 40 years. Recoverability of each acquisition's goodwill and/or intangible assets balance (analyzed on the basis of undiscounted operating cash flow) is reviewed annually or as changes in circumstances indicate that the carrying amount may exceed fair value in accordance with the provisions of SFAS No. 121 and APB Opinion No. 17, "Intangible Assets."

INCOME TAXES

    The Company is included in the consolidated tax return of Southern. Southern allocates current and deferred taxes to its subsidiaries, including the Company, as if each subsidiary were a separate taxpayer. Pursuant to this income tax allocation policy, the Company receives or pays an amount equal to the tax benefit or expense realized by including the Company's income or loss in the consolidated return. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences (Note 6).

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

COMPREHENSIVE INCOME

    Other than net income, there were no components that met the requirements to be included in other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

FINANCIAL INSTRUMENTS

    Mirant Americas Generation engages in risk management activities for nontrading purposes to hedge exposure to fluctuations in interest rates. Gains and losses on qualifying hedges are deferred and recognized either in the income statement or as an adjustment to the carrying amount when the hedged transaction occurs. See Note 7 where financial instruments are discussed further.

NEW ACCOUNTING STANDARDS

    In April 1998, the American Institute of Certified Public Accountants (the "AICPA") issued a new Statement of Position, "Reporting on the Cost of Start-Up Activities." This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. Mirant Americas Generation adopted this statement in January of 1999 without a material impact on the financial statements.

    In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 138, an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, and for hedging activities. The Statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted the provisions of SFAS No. 133, as amended, on January 1, 2001 and such adoption is expected to result in a cumulative after-tax reduction in other comprehensive income of approximately $300 million in the first quarter of fiscal year 2001 and will result in no impact on net income. The application of SFAS No. 133 is still evolving and further guidance from the FASB is expected.

2.  ACQUISITIONS AND BUSINESS DEVELOPMENT

MIRANT MID-ATLANTIC

    On December 19, 2000, Mirant and various wholly-owned subsidiaries closed their acquisition of the bulk of Potomac Electric Power Company's ("PEPCO's") electric generating assets. The acquisition is accounted for as a purchase business combination in accordance with APB Opinion No. 16. As part of the acquisition, Mirant Americas Energy Marketing assumed transition power agreements and obligations under power purchase agreements that represented a net liability of approximately $2.3 billion. In addition, $383 million of the tangible assets related to the Mirant Potomac River and

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

Mirant Peaker assets are owned by the Parent. The preliminary purchase price allocation is as follows (in millions):

Current assets..............................................   $   61
Property, plant and equipment...............................    1,027
Goodwill and other intangibles..............................    1,460
Other noncurrent assets.....................................       43
Deferred taxes due to acquisition...........................      (16)
Liabilities assumed.........................................     (118)
                                                               ------
    Purchase price..........................................   $2,457
                                                               ======

    Mirant Americas Generation through its subsidiary, Mirant Mid-Atlantic, LLC ("Mirant Mid-Atlantic"), entered into a $1.5 billion lease transaction with respect to two of the purchased generating facilities. The lease obligations of Mirant Mid-Atlantic are senior unsecured obligations. The operative documents include covenants that, among other things, limit the ability of Mirant Mid-Atlantic to make restricted payments, to sell, transfer, or otherwise dispose of assets, to merge or consolidate, to change its legal form, to create liens or to assign, transfer, or sublease its interest in the leased facilities.

MIRANT TEXAS

    Units 1 and 2 of the Company's 308 MW gas-fired peaking-load power plant located in Texas became operational in June 2000. At that time, an amount of $81 million was transferred from construction work-in-progress to property, plant, and equipment, including capitalized interest of $2 million. The facility has a depreciable life of 35 years and an estimated net salvage value of zero.

MIRANT WISCONSIN

    The Company's 309 MW natural gas or fuel oil-fired peaking-load power plant located in Wisconsin became operational in May 2000. A total of $94 million was transferred from construction work-in-progress to property, plant, and equipment in May, including capitalized interest of $3 million. The facility has a depreciable life of 40 years and an estimated net salvage value of zero.

MIRANT NEW YORK

    In 1999, Mirant acquired and subsequently transferred a 100% interest in the assets of Mirant New York to the Company. Mirant acquired this generating asset business in the state of New York with a total capacity of 1,764 MW from Orange and Rockland Utilities, Inc. and Consolidated Edison Company of New York for a net purchase price of $493 million. The acquisition was recorded under the purchase method of accounting. A portion of the purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of the acquisition while the balance was recorded as goodwill. The transaction was accounted for as a reorganization under common control and accordingly, the financial statements include the combined results of operations, financial position, and cash flows of these assets for all of 1999.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

    The Company finalized its purchase price allocation for the acquisition as follows (in millions):

Current assets..............................................    $ 60
Property, plant, and equipment..............................     433
Acquired intangibles........................................      47
Liabilities assumed and other...............................     (47)
                                                                ----
  Purchase price............................................    $493
                                                                ====

MIRANT CALIFORNIA

    On April 16, 1999, the Company, through its wholly owned subsidiary Mirant California Investments, Inc. ("Mirant California"), acquired various generating assets and related specifically identifiable intangibles in California with a total capacity of 2,962 MW from Pacific Gas & Electric for $801 million and paid an additional $39 million for fuel inventory, capital expenditures, and property taxes.

MIRANT NEW ENGLAND

    On December 30, 1998, Mirant acquired the generating asset business and the related specifically identifiable intangibles from subsidiaries of Commonwealth Energy Systems and Eastern Utilities Associates for $536 million. On August 1, 1999, Mirant transferred a 100% interest in the assets of Mirant New England, LLC to the Company. The transaction was accounted for as a reorganization under common control and accordingly, the financial statements include the combined results of operations, financial position, and cash flows of these assets for all of 1999.

    Mirant's purchase price was allocated as follows (in millions):

Current assets..............................................    $ 13
Property, plant, and equipment..............................     188
Acquired intangibles........................................     143
Goodwill....................................................     261
Liabilities assumed and other...............................     (69)
                                                                ----
  Purchase price............................................    $536
                                                                ====

3.  RELATED-PARTY TRANSACTIONS

SERVICES

    The Company has agreements with Mirant Americas Energy Marketing for the marketing and scheduling of the energy and energy-related services at each of the Mid-Atlantic, New York, California and New England. Additionally, the Company has entered into agreements with Mirant Americas Energy Marketing to fulfill all of the fuel requirements at each of these facilities. The agreements provide that Mirant Americas Energy Marketing will pay Mirant Americas Generation for the actual price received by Mirant Americas Energy Marketing from third parties for the available capacity, energy and ancillary services produced by Mirant Americas Generation or, in the event such energy and ancillary services are used to supply Mirant Americas Energy Marketing's obligations under the PEPCO transition power agreements, market prices. Mirant Americas Energy Marketing is entitled to a bonus if the revenues received exceed the costs payable to Mirant Americas Energy Marketing, which

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

do not include operation and maintenance expense and lease payments, ("net revenues") by a specified amount. Mirant Americas Generation retains all net revenues up to a specified threshold, and amounts in excess of such threshold are shared between Mirant Americas Generation and Mirant Americas Energy Marketing. The fixed fees and net revenue sharing arrangements are as follows:

    - Mid-Atlantic: Mirant Americas Energy Marketing is entitled to a fee of $7.3 million and 50% of the net revenue in excess of $896 million.

    - California: Mirant Americas Energy Marketing is entitled to a fee of $7.6 million and 50% of the net revenue in excess of $512 million.

    - New England: Mirant Americas Energy Marketing is entitled to a fee of $3.9 million and 50% of the net revenue in excess of $88 million.

    - New York: Mirant Americas Energy Marketing is entitled to a fee of $3.0 million and 50% of the net revenues in excess of $197 million.

    Total fees paid to Mirant Americas Energy Marketing under the marketing agreements totaled $153 million for 2000 and $17 million for 1999, and payments made for fuel to Mirant Americas Energy Marketing totaled $994 million and $258 million for 2000 and 1999, respectively. Management believes that the Mirant Americas Energy Marketing agreements provide terms substantially similar to those that would be offered to an independent third party.

    Mirant Services, LLC is a subsidiary of Mirant that is responsible for several general and administrative functions for entities, including Mirant Americas Generation. Mirant Services employs personnel utilized by Mirant Americas Generation and bills Mirant Americas Generation for the full cost of such employees, including maintaining competitive employee benefit plans for such employees. During 2000 and 1999, Mirant Services incurred and was reimbursed $58 million and $39 million, respectively, on behalf of Mirant Americas Generation. In addition, Mirant Services allocates a portion of its selling, general and administrative expenses to Mirant Americas Generation based upon predetermined rates. The total non-salary expenses allocated to Mirant Americas Generation from Mirant Services were $18 million, $12 million, and
$2 million for 2000 and 1999, and 1998, respectively.

FINANCING

    In February 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Zeeland, Michigan ("Michigan"). Principal is due on demand, or if no demand is made, then on February 29, 2004 with 8.51% interest due quarterly, in arrears, on March 31, June 30, September 30 and December 31. As of December 31, 2000, the amount loaned was $7 million.

    In July 2000, the Company agreed to extend a non-revolving credit facility for construction activities of a separate affiliate of Mirant in Wrightsville, Arkansas ("Wrightsville"). The commitment of $180 million from the Company is to fund certain payments by Wrightsville of industrial development bonds. Principal is due on demand, or if no demand is made, then on June 1, 2003 with 8.51% interest due quarterly, in arrears, on March 31, June 30, September 30 and December 31. As of December 31, 2000, the amount loaned was $41 million. Upon the completion of construction, Wrightsville is expected to be transferred to Mirant Americas Generation by Mirant at its cost, thereby repaying the Mirant Americas Generation credit facility.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

    In December 2000, subsidiaries of Mirant borrowed approximately
$223 million from the Company in order to finance their acquisitions of generation assets. Principal is due on December 30, 2028 with 10% interest due semiannually, in arrears, on June 30 and December 30. Any amount not paid when due bears interest thereafter at 12%. Up to $7.9 million per year may be prepaid at the election of the borrower.

4.  COMMITMENTS AND CONTINGENCIES

MIRANT CALIFORNIA

    RELIABILITY-MUST-RUN AGREEMENTS ("RMR"): Mirant California acquired generation assets from Pacific Gas & Electric ("PG&E") in April 1999, subject to RMR agreements. These agreements allow the California Independent System Operation Corporation ("CAISO"), under certain conditions, to require Mirant California to run the acquired generation assets in order to support the reliability of the California electric transmission system. Mirant California assumed these agreements from PG&E prior to the outcome of a Federal Energy Regulatory Commission ("FERC") proceeding initiated in October 1997 that will determine the percentage of a $158.8 million annual fixed revenue requirement to be paid to Mirant California by the CAISO under the RMR agreements. This revenue requirement was negotiated as part of a prior settlement of a FERC rate proceeding. Mirant contends that the amount paid by the CAISO should reflect an allocation based on the CAISO's right to call on the units (as defined by the RMR agreements) and the CAISO's actual calls. This approach would result in annual payments by the CAISO of approximately $120 million, or 75% of the settled fixed revenue requirement. The decision in this case will affect the amount the CAISO will pay to Mirant Americas Energy Marketing for the period from June 1, 1999 through December 31, 2001. On June 7, 2000, the administrative law judge presiding over the proceeding issued an initial decision in which responsibility for payment of approximately 3% of the revenue requirement was allocated to the CAISO. On July 7, 2000, Mirant California appealed the administrative law judge's decision to the FERC. The outcome of this appeal cannot be determined. A final FERC order in this proceeding may be appealed to the U.S. Court of Appeals.

    If the Company is unsuccessful in its appeal of the administrative law judge's decision, it will be required to refund certain amounts of the revenue requirement paid by the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of December 31, 2000 would have been approximately $138 million, however, there would have been no effect on net income for 2000 excluding interest. If the Company is unsuccessful in its appeal, it plans to pursue other options available under the reliability-must-run agreements to mitigate the impact of the administrative law judge's decision upon its future operations. The outcome of this appeal is uncertain, and the Company cannot provide assurance that it will be successful.

    CAISO AND CALIFORNIA POWER EXCHANGE CORPORATION ("PX") PRICE
CAPS: Beginning in May 2000, wholesale energy prices in the California markets increased to levels well above 1999 levels. In response, on June 28, 2000, the CAISO Board of Governors reduced the price cap applicable to the CAISO's wholesale energy and ancillary services markets from $750/Mwh to $500/Mwh. The CAISO subsequently reduced the price cap to $250/Mwh on August 1, 2000. During this period, however, the PX maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the FERC denied a complaint filed August 2, 2000 by San Diego Gas & Electric Company ("SDG&E") that sought to extend the CAISO's $250/Mwh price cap to all California energy and ancillary service markets, not just the markets

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

administered by the CAISO. However, in its order denying the relief sought by SDG&E, the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation.

    On November 1, 2000, the FERC released a Staff Report detailing the results of the Staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" ("November 1 Order"). In the November 1 Order, the FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including: (a) imposition of a so-called "soft" price cap at $150/MWh to be applied to both the PX and CAISO markets, which would allow bids above $150/MWh to be accepted, but will subject such bids to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and specifying that such bids may not set the overall market clearing price, (b) elimination of the requirement that the California utilities sell into and buy from the PX,
(c) establishment of independent non-stakeholder governing boards for the CAISO and the PX, and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order the FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Under the November 1 Order rates charged for service after that date through December 31, 2002 will remain subject to refund if determined by the FERC not to be just and reasonable. While the FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period.

    On December 15, 2000, the FERC issued a subsequent order (the "December 15 Order") that affirmed in large measure the November 1 Order. Various parties have filed requests for administrative rehearing and for judicial review of aspects of the FERC's December 15 Order. The outcome of these proceedings, and the extent to which the FERC or a reviewing court may revise aspects of the December 15 Order or the extent to which these proceedings may result in a refund of or reduction in the amounts charged by Mirant California for power sold in the CAISO and PX markets, cannot be determined at this time, and the Company cannot determine what affect any action by the FERC will have on its financial condition.

    CLASS ACTION LITIGATION: Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California and energy marketers, including the Company, Mirant Americas Energy Marketing, LP, Mirant California, and Southern, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern as a defendant, it appears that the allegations, as they may relate to Southern and its subsidiaries, are directed to the Company and activities by Mirant California. One such suit names Mirant Corporation itself as a defendant. Southern has notified Mirant of its claim for indemnification for costs associated with these actions under the terms of the agreement that governs the separation of Mirant from Southern, and Mirant has undertaken the defense of all of the claims. The final outcome of the lawsuits cannot now be determined.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

    DEPARTMENT OF ENERGY ORDER: On December 14, 2000, the Secretary of the Department of Energy ("DOE") ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply.

DICKERSON AND MORGANTOWN LEASE

    On December 19, 2000, in conjunction with the purchase of the PEPCO assets, Mirant Americas Generation through Mirant Mid-Atlantic entered into a lease transaction for $1.5 billion relating to the Dickerson and the Morgantown baseload units and associated property. The term of each operating lease varies between 28.5 and 33.75 years.

    Mirant Mid-Atlantic's expenses associated with the commitments under the Dickerson and Morgantown operating leases totaled approximately $3 million for the period from December 19, 2000 to December 31, 2000. At December 31, 2000, estimated minimum rental commitments for non-cancelable operating leases are $196 million, $170 million, $151 million, $122 million and $116 million for the years 2001, 2002, 2003, 2004 and 2005, respectively. The total minimum lease payments for the life of the lease are $3.1 billion.

    The lease agreements contain some restrictive covenants that restrict Mirant Mid-Atlantic's ability to, among other things, make dividend distributions, incur more than $100 million indebtedness, or sublease the facilities unless the Company satisfies various conditions. Mirant Mid-Atlantic does have an option to renew the lease for a period that would cover up to 75% of the economic useful life of the lease, as measured near the end of the lease term. However, the extended term of the lease will always be less than 75% of the revised economic useful life of the facility. Mirant Mid-Atlantic has the right to request the lessor to refinance the lease debt. The refinancing request is subject to meeting numerous conditions, including among other requirements that the refinancing not have a material adverse effect on the lessor. If the refinancing is consummated, the lessor will bear the cost of the refinancing. Upon the event of default by Mirant Mid-Atlantic, the lessors may require a termination value payment as defined in the agreements.

STATE LINE

    On July 28, 1998, an explosion occurred at State Line causing a fire and substantial damage to the plant. The precise cause of the explosion and fire has not been determined. Thus far, seven personal injury lawsuits have been filed against the Company, five of which were filed in Cook County, Illinois. The Company filed a motion to dismiss these five cases in 1998 for lack of "in personam" jurisdiction. The motion was denied in August 1999. In October 1999, the Appellate Court of Illinois granted the Company's petition for leave to appeal. The outcome of these proceedings cannot now be determined and an estimated range of loss cannot be made.

    As a result of the explosion at the facility, the coal conveyor system sustained significant damage, causing both units at the facility to go offline for a period of approximately six months. During this period, the Company was unable to fulfill its obligations to supply power to Commonwealth Edison, Inc. ("ComEd"). Both units have met their net capacity under the power purchase agreement with ComEd since returning to service. However, during the entire length of the outage caused by the explosion, the Company received its normal capacity payments from ComEd. During fiscal 1998, capacity payments made to the Company by ComEd were based upon contractually determined amounts and were not impacted by the power made available to ComEd. However, beginning in fiscal

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

1999, capacity payments made to the Company are based upon a formula, which considers historical levels of available capacity.

    As of December 31, 2000, the State Line facility was covered under Southern's umbrella insurance policy, which provides up to $400 million of coverage for a combination of property damage, liability, and business interruption. Insurance proceeds for costs associated with the repairs from the fire and the explosion were sufficient to cover the costs of repairs and business interruption.

    In accordance with FASB Interpretation No. 30, "Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets," Mirant Americas Generation recorded a gain of $30 million in 1999 on the accompanying statement of income resulting from insurance proceeds received in excess of the $5 million in historical cost of the assets removed from service.

POWER MARKETING AND FUEL SUPPLY AGREEMENTS

    The Company is a party to four separate power marketing and fuel purchase arrangements with a related party, Mirant Americas Energy Marketing. Mirant Americas Energy Marketing is responsible for marketing and scheduling the majority of the capacity from the Company's Mid-Atlantic, New York, California and New England facilities. Mirant Americas Energy Marketing has no minimum purchase requirements under these agreements. Additionally, the Company has entered into a fuel supply agreement with an independent third party to provide a minimum of 90% of the coal burned at one of the New York facilities through 2007. The Company has entered into a related transportation agreement for that coal through March of 2004. Substantially all of the Company's fuel requirements are fulfilled through these five agreements.

    This customer concentration could adversely affect the Company's financial position or results of operations should these parties default under the provisions of the agreements.

UNCERTAINTIES RELATED TO CONTRACT SALES

    Certain of the Company's significant power generation facilities are engaged in either Power Purchase Agreements or energy conversion agreements with one or a limited number of entities for a portion of, and in one instance, all of the relevant facility's output over the life of the Power Contract. If the Power Contracts were modified or terminated, the Company may be adversely affected.

CONSTRUCTION COMMITMENTS

    The Company has begun construction on Bosque Unit 3, in Dallas--Fort Worth, consisting of 236 MW of capacity. Commercial completion is scheduled for June 2001. The planned cost of construction is $122 million.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

ENVIRONMENTAL MATTERS AND REGULATIONS

    The Company is subject to environmental regulation by federal, state and local authorities. The Company believes that as of December 31, 2000, the Company is in substantial compliance with environmental regulatory requirements and that maintaining compliance with current requirements will not materially affect the Company's financial position or results of operations. However, possible future developments, such as more stringent environmental laws and regulations and proceedings which may be taken by environmental authorities, could affect the costs and the manner in which the Company conducts its business and could cause the Company to make capital expenditures substantially in excess of anticipated capital expenditure amounts.

5.  DEBT

    In October 1999, Mirant Americas Generation completed a $1.45 billion bank financing consisting of three credit facilities. Facility A was a $1.15 billion 364-day revolving line of credit with a one-or two-year term loan renewal option with identical terms and an interest rate of LIBOR plus an applicable margin based on the Company's credit rating. In October 2000, the Company converted Facility A into a two-year note due in October 2002. Facility B is a $250 million five-year revolver to be used for capital expenditures, and Facility C is a $50 million five-year revolver for working capital needs. The draws under Facilities B and C, in the amount of $300 million are included in long-term debt on the accompanying financial statements. At December 31, 2000, the interest rates under the three facilities ranged from 7.47% to 7.76%. The basis point margins are linked to the Company's credit rating. Prior to October 1999, the Company borrowed funds from the Parent at set rates and accrued interest payable to the Parent related to this debt. Interest rates charged to Mirant subsidiaries for intercompany amounts borrowed were 6.00% in 1998 and ranged from 6.00% to 6.14% in 1999.

    In September 2000, the Company entered into a 364-day bank facility (the "2000 Facility") in connection with financing the acquisition by Mirant Mid-Atlantic of the PEPCO assets. The 2000 Facility includes both a $870 million acquisition facility and a $150 million revolving, working capital facility. The 2000 Facility provides a one-year term out option. At
December 31, 2000, the Company had $945 million outstanding under the 2000 Facility. Under the facility the Company may elect to borrow at a base rate or at LIBOR plus an applicable margin based on our credit rating. As of December 31, 2000, the interest rate under the 2000 Facility is LIBOR plus 105 basis points for an effective rate of 7.6%. In addition, under the 2000 Facility an additional 12.5 basis points is added to the LIBOR interest rate in the event that it is termed out.

    These facilities include various business and financial covenants including, among other things, (i) limitations on dividends and redemptions,
(ii) limitations on the incurrence of indebtedness and liens, (iii) limitations on capital expenditures, (iv) limitations on ratio of recourse debt to recourse capital, (v) maintenance of minimum ratios of Corporate Debt Service to Corporate Interest. The Company is in compliance with all of the covenants in the agreements governing its indebtedness.

    In 2000, 1999 and 1998, the Company incurred $109 million, $69 million, and $3 million, respectively, in interest costs of which $10 million, $2 million, and $0 million, respectively, was capitalized and included in construction costs. The remaining interest was expensed during the year. As of December 31, 2000 and 1999, the Company accrued $4 million and $9 million, respectively, in interest costs payable to affiliates.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

6.  INCOME TAXES

    Details of the income tax provision for the years ended December 31, 2000, 1999, and 1998 are as follows (in millions):

                                                            2000       1999       1998
                                                          --------   --------   --------
Income tax provision:
  Current provision:
    Federal.............................................    $126       $  5        $5
    State...............................................       3          0         0

  Deferred provision (benefit):
    Federal.............................................     (41)        17         0
    State...............................................      18          5         0
                                                            ----       ----        --
      Total provision...................................    $106       $ 27        $5
                                                            ====       ====        ==

    The deferred tax liabilities of $175 million and $27 million in the consolidated balance sheets at December 31, 2000 and 1999, respectively, relate primarily to differences in the book and tax bases of property, plant, and equipment. The deferred tax assets of $78 million and $4 million at December 31, 2000 and 1999, respectively, relate primarily to revenues subject to refund.

    A reconciliation of the Company's federal statutory income tax rate to the effective income tax rate for the years ended December 31, 2000, 1999, and 1998, is as follows:

                                                             2000          1999          1998
                                                           --------      --------      --------
Statutory federal income tax rate....................        35.0%         35.0%         35.0%
State income tax, net of federal benefit.............         5.2           4.4           4.4
Other................................................         0.0           0.3           0.3
                                                             ----          ----          ----
Effective income tax rate............................        40.2%         39.7%         39.7%
                                                             ====          ====          ====

    The Company and the other subsidiaries of Mirant will file a consolidated federal income tax return for 2000. The Company was included in the consolidated federal income tax return of Southern for 1999. Under the joint income tax agreement with Southern, each entity's current and deferred tax expense is computed on a stand-alone basis. Under this agreement, the Company made tax payments to Southern in excess of refunds received of approximately $60 million and $11 million during 2000 and 1999, respectively.

7.  FINANCIAL INSTRUMENTS

ASSET AND LIABILITY MANAGEMENT

    The Company is exposed to market risk including changes in interest rates and certain commodity prices. To manage the volatility relating to those exposures, the Company enters into various derivative transactions pursuant to the Company's policies in areas such as counterparty exposure and hedging practices.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

INTEREST

    The Company's policy is to manage interest expense using a combination of fixed and variable rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional amount. These swaps are designated to hedge anticipated debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. Gains and losses resulting from the termination of qualified hedges prior to their stated maturities are recognized ratably over the life of the instrument being hedged.

    Off-balance sheet derivative financial instruments at December 31, 2000 were as follows (in millions):

                            YEAR OF
                          MATURITY OR         INTEREST           NUMBER OF      NOTIONAL   UNRECOGNIZED
TYPE                      TERMINATION          RATES           COUNTERPARTIES    AMOUNT    GAIN (LOSS)
----                      -----------   --------------------   --------------   --------   ------------
Interest rate swaps.....   2006-2011       6.88% - 7.12%              6          $1,500        $(84)

COMMODITY CONTRACTS

    Mirant Americas Generation engages in commodity-related marketing and price risk management activities in order to hedge market risk and exposure to electricity and to natural gas, coal, and other fuels utilized by its generation assets. These financial instruments primarily include forwards, futures, and swaps. The gains and losses related to these derivatives are recognized in the same period as the settlement of the underlying physical transaction. These realized gains and losses are included in operating revenues and operating expenses in the accompanying income statements.

    At December 31, 2000, Mirant Americas Generation had unrealized net losses of approximately $411 million related to these financial instruments used for hedging purposes. The fair value of its nontrading commodity financial instruments is determined using various factors, including closing exchange or over-the-counter market price quotations, time value and volatility factors underlying options and contractual commitments.

    At December 31, 2000, Mirant Americas Generation had contracts that related to periods through 2003. The net notional amount of the risk management assets and liabilities at December 31, 2000 was (6.8) million equivalent megawatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently, these amounts are not a measure of market risk.

FAIR VALUES

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments. At December 31, 2000 and 1999, financial instruments recorded at contractual amounts that approximate market or fair value include receivables, payables, and variable-rate debt. The market values of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

8.  SUBSEQUENT EVENTS (UNAUDITED)

CALIFORNIA POWER MARKETS

    DEPARTMENT OF ENERGY ORDER: On December 14, 2000, the Secretary of the Department of Energy ("DOE") ordered that certain suppliers of electricity provide electricity to the CAISO for delivery to California utility companies when the CAISO certified that there was inadequate electrical supply. Subsequent orders extended this requirement to February 7, 2001. The DOE orders expired at that time and have not been renewed. Mirant California was called upon by the CAISO to provide power to the CAISO under the DOE orders.

    PROPOSED CAISO AND PX TARIFF AMENDMENTS: On January 4, 2001, the CAISO filed for approval of a tariff amendment whereby its creditworthiness requirements for certain electricity purchasers would be reduced. The action was taken in response to reports that Moody's and S&P were on the verge of reducing the credit ratings of Southern California Edison ("SCE") and PG&E to ratings that would not allow SCE and PG&E to purchase electricity from the CAISO unless they posted collateral for their purchases. In its filing, the CAISO announced its intention to implement the reduced credit requirements immediately in order to ensure the reliability of the California power grid. On January 5, 2001, the PX filed a similar request with respect to the PX's tariffs as the CAISO had requested on January 4. On February 14, 2001, the FERC ruled that the tariff amendment requested by the PX should be rejected because it had ceased to operate its day-ahead and day-of markets. With respect to the CAISO's request, the FERC allowed the CAISO to amend its tariff to remove the credit-worthiness requirements only with respect to the scheduling by a utility purchaser from the CAISO of power from generation owned by that purchaser. The FERC rejected the proposed amendment with respect to purchases by the CAISO from third-party suppliers. The application of this ruling by the FERC to the CAISO's purchases under its emergency dispatch authority is currently being disputed.

    DEFAULTS BY SCE AND PG&E: On January 16 and 17, 2001, SCE's and PG&E's credit and debt ratings were lowered by Moody's and S&P to below investment grade status. On January 16, 2001 SCE indicated that it would suspend indefinitely certain obligations including a $215 million payment due to the PX and a $151 million payment due to a qualifying facility. On January 30, 2001, the PX suspended operation of its "day ahead" and "day of" markets. On
February 1, 2001, PG&E indicated that it intended to default on payments of over $1 billion due to the PX and qualifying facilities.

    DWR POWER PURCHASES: On January 17, 2001, the Governor of California issues an emergency proclamation giving the California Department of Water Resources ("DWR") authority to enter into arrangements to purchase power in order to mitigate the effects of electrical shortages in the state. The DWR began purchasing power under that authority the next day. On February 1, 2001, the Governor of California signed Assembly Bill No. 1X authorizing the DWR to purchase power in the wholesale markets to supply retail consumers in California on a long-term basis. The Bill became effective immediately upon its execution by the Governor. The Bill did not, however, address the payment of amounts owed for power previously supplied to the CAISO or PX for purchase by SCE and PG&E. The CAISO and PX have not paid the full amounts owed to Mirant Americas Energy Marketing for power delivered to the CAISO and PX in prior months and are expected to pay less than the full amount owed on further obligations coming due in the future for power provided to the PX or the CAISO for sales that were not arranged by the DWR. The ability of the DWR to make payments is subject to the DWR having a continued source of funding, whether from legislative or other emergency

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

appropriations, from a bond issuance or from amounts collected from SCE and PG&E for deliveries to their customers.

    Mirant California has approximately 3000 MW of generating capacity in California. This includes facilities which operate during periods of higher-than-average (intermediate load) and very high (peak) demand levels. Mirant California generated an amount equivalent to about 4% of the total California energy consumption in 2000. The total amount owed to us from affiliates that related to the PX and the CAISO as of December 31, 2000 and as of March 31, 2001 were approximately $375 million and $392 million, respectively, net of settlements due to the PX. There are other sources of collateral and revenues which could potentially provide additional offset to these amounts. While the ultimate collectibility of these amounts cannot be readily determined, the Company has taken a provision that the Company believes adequately covers the Company's exposure as of December 31, 2000 related to the increased credit and payment risks associated with the California power situation. The Company continues to monitor the situation in California and on April 11, 2001, Mirant announced that additional reserves would be taken against the PX and CAISO amounts. As a result, for the quarter ended March 31, 2001, the Company will take additional provisions such that the cumulative provisions taken by the Company against these amounts will be $295 million. The CAISO and the PX are owed past due payments from California utilities, including PG&E, which filed for bankruptcy protection on April 6, 2001.

    CALIFORNIA PUBLIC UTILITIES COMMISSION RATE ORDER: On March 27, 2001, the California Public Utilities Commission (CPUC) issued a decision in a PG&E and SCE rate proceeding authorizing each utility to add an average $0.03/kWh surcharge to current rates, in addition to a prior interim $0.01/kWh surcharge, which was made permanent. The rate increase is expected to be implemented in May 2001, but may only be used for electric power procurement costs incurred after March 27, 2001, and is subject to other conditions. In addition, the CPUC directed the utilities to pay the DWR for power purchased on their behalf. On March 30, 2001, PG&E filed a Form 8-K in which it stated that it may not be able to recover its power procurement costs and may be required to write off these unrecovered costs.

    CALIFORNIA CLASS ACTION LITIGATION: Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California and energy marketers, including Mirant, Mirant Americas Energy Marketing, Mirant California, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern as a defendant, it appears that the allegations, as they may relate to Southern and its subsidiaries, are directed to activities of subsidiaries of Mirant. One such suit names Mirant itself as a defendant. Southern has notified Mirant of its claim for indemnification for costs associated with these actions under the terms of the Master Separation Agreement that governs the separation of Mirant from Southern, and Mirant has undertaken the defense of all of the claims. The final outcome of the lawsuits cannot now be determined.

    CAISO AND PX PRICE CAPS: On March 9 and March 16, 2001, the FERC ordered that certain transactions into the CAISO and PX markets have not been shown to be just and reasonable. The order determined that potential refunds would be appropriate for certain transactions in these markets

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

above a "proxy market price" specified during a CAISO-declared Stage 3 Emergency, absent additional price or cost justification by jurisdictional sellers. These sellers, including Mirant California, were required to determine whether to provide refunds of costs above the proxy market price or to provide justification of prices to the FERC. The orders further explained that FERC will determine an approximate proxy market price at the end of each month through April 2001, with the price to be announced no later than fifteen days after the end of each month.

    The FERC's proxy market price for January 2001 was $273/MWh, calculated as a cost-based formula for a hypothetical simple-cycle combustion turbine unit. The potential refund exposure for Mirant California was approximately $2 million.

    The proxy price for February 2001 was $430/MWh. The total refund exposure for Mirant California for February was less than $1 million. Mirant California has notified the FERC that they will provide additional price justification for the transactions in January and February subject to refund. We cannot assure that the FERC will accept the justification and decline to order refunds of some or all of these amounts.

    The FERC has indicated that it will implement a new market mitigation plan on or around May 1, 2001. In March 2001, the FERC staff issued its recommendation, which includes continued price mitigation during Stage 3 emergencies. The CAISO also plans to file a market mitigation plan at the FERC. On April 6, 2001, the CAISO filed a proposed market stabilization plan at the FERC. We do not know what form of mitigation plan the FERC will ultimately impose.

    CAISO CLAIM FOR EXCESSIVE CHARGES: The CAISO has asserted in a March 22, 2001 filing at FERC that sellers in the California wholesale electricity market have, as a group, charged amounts in the period from May 2000 through February 2001 that exceeded just and reasonable charges by an amount in excess of $6 billion. The CAISO has also asserted that during that period generators in California bid prices into the CAISO real time markets that exceeded just and reasonable amounts by approximately $505 million in the aggregate, of which a single generator (subsequently identified in a news report as the Company) was alleged by the CAISO to have overcharged by approximately $97 million. We cannot predict the outcome of this proceeding at this time.

    PX BANKRUPTCY: On March 9, 2001, the PX filed for bankruptcy. Mirant California has been named to the participants' committee. At this point, it is uncertain what the PX's bankruptcy will have on the receivables owed to the Company.

    PG&E BANKRUPTCY: On April 6, 2001, PG&E filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California in San Francisco. It is not known at this time what effect the bankruptcy filing will have on the ultimate recovery of amounts owed by PG&E.

    STATE PURCHASE OF SCE TRANSMISSION FACILITIES: On April 9, 2001, SCE, Edison International, SCE's parent corporation, and the DWR announced that they had entered into a Memorandum of Understanding pursuant to which (a) SCE agreed to sell the output of its retained generation on a cost-of-service basis and to retain such generation facilities through 2010, (b) the DWR or another agency of the State of California agreed to purchase SCE's transmission system (or other assets if the sale of these facilities is not consummated under certain circumstances), (c) Edison International agreed to provide service from a new generation facility at cost-based rates for 10 years, (d) SCE agreed to provide conservation easements for certain land to a trust for the benefit of the State of

               MIRANT AMERICAS GENERATION, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998

California, (e) SCE agreed to settle certain pending litigation brought by SCE against the State of California and certain of its agencies, (f) the DWR agreed to make certain power purchases on SCE's behalf through 2002, (g) Edison International will refund to SCE not less than $400 million and SCE and Edison International agreed to make capital investments in SCE's regulated business of at least $3 billion through 2006, and (h) new legislation will set a 11.6% floor for SCE's rate of return on equity, which floor shall remain in effect through 2010. The DWR will pay $2.76 billion, or approximately 2.3 times SCE's book value, for the transmission assets, and the Memorandum of Understanding specifies that the amounts up to SCE's net book value of the assets will be used to reduce debt and equity while amounts in excess of net book value will be applied to recover SCE's net unrecovered purchased power costs. Indebtedness not recovered through the proceeds of the asset sale will be securitized and recovered through SCE's retail rates. The parties to the Memorandum of Understanding agree to proceed diligently and in good faith to execute definitive agreements by August 15, 2001.

    PROPOSED WINDFALL PROFIT TAX: On April 4, 2001, a proposed windfall profit tax on electricity generators was introduced to the Senate Revenue and Taxation Committee. The Committee passed the proposed tax.

SOUTHERN SPINOFF

    On April 2, 2001, Southern distributed its common shares of Mirant (Note 1) to Southern stockholders.